Exhibit 10.32

Execution Version

AMENDMENT NO. 1

TO SECOND LIEN NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO SECOND LIEN NOTE PURCHASE AGREEMENT (this “Amendment”), dated as of April 13, 2017, is entered into by and among the Purchasers signatory hereto (the “Purchasers”), Cortland Capital Market Services LLC, as Agent for the Purchasers (the “Agent”), KAMD Buyer, Inc., a Delaware corporation (“Holdings”), Amendia, Inc., a Georgia corporation (the “Issuer”), and the other persons designated as “Credit Parties” on the signature pages hereof.

W I T N E S S E T H:

WHEREAS, the Issuer, Holdings, the other Credit Parties, the Purchasers listed on the Purchaser Schedule attached thereto and the Agent are parties to that certain Second Lien Note Purchase Agreement, dated as of April 29, 2016 (as amended, modified and supplemented pursuant to this Amendment as further amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms not otherwise defined herein having the definitions provided therefor in the Note Agreement);

WHEREAS, the Issuer has advised the Agent and the Lenders that (i) the Issuer has formed KAMD Merger Sub II, Inc., a Delaware corporation (“Merger Sub”), as a wholly owned subsidiary of the Issuer and (ii) on the date hereof, Merger Sub shall merge with and into Spinal Elements, Inc., a Delaware corporation (“Spinal Elements”), pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Restatement Effective Date Merger Agreement”) by and among KAMD Holdings, Inc., the Issuer, Merger Sub, Spinal Elements, Jason Blain, Todd Andres and Fortis Advisors LLC;

WHEREAS, the Issuer and the other Credit Parties desire that Spinal Elements be joined as a Guarantor and a Credit Party to the Note Agreement; and

WHEREAS, the Issuer has requested that the Agent and the Purchasers amend the Note Agreement in certain respects as provided herein in connection with the transactions described herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration the receipt and sufficient of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Note Agreement. In reliance upon the representations and warranties of the Credit Parties set forth in Section 2 below and subject to the conditions to effectiveness set forth in Section 3 below:

(a) The Note Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as reflected in the modifications identified in the document annexed hereto as Exhibit A attached to this Amendment.

(b) Exhibit 1.8(d) (Excess Cash Flow Certificate) to the Note Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as reflected in the modifications identified in the document annexed hereto as Exhibit B attached to this Amendment.

(c) Exhibit 4.2(b) (Compliance Certificate) to the Note Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as reflected in the modifications identified in the document annexed hereto as Exhibit C attached to this Amendment.

2. Representations and Warranties. The Issuer and each other Credit Party hereby represent and warrant to the Purchasers that as of the date hereof:

(a) The execution, delivery and performance of this Amendment has been duly authorized by all requisite limited liability company or corporate action, as applicable, on the part of the Issuer and each other Credit Party;

(b) After giving effect to the First Amendment Effective Date, no Event of Default shall have occurred and be continuing; and

(c) The representations and warranties of the Issuer or any other Credit Party set forth in this Amendment and the other Note Documents shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties are already qualified by materiality, in which case they shall be true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case they shall be true and correct in all respects) as of such earlier date).

3. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions (the “First Amendment Effective Date”):

(a) The Purchasers shall have received a copy of this Amendment executed by the Issuer, Holdings, the other Credit Parties and the Purchasers;

(b) The Purchasers shall have received the Amendment Fee (as defined below) and the Agent shall have received the Agent Fees (defined below);

(c) The Purchasers shall have received a copy of that certain Master Reaffirmation and Amendment to Note Documents executed by the Issuer, Holdings, the other Credit Parties, the Agent and the Purchasers; and

(d) The Purchasers shall have received each of the additional documents set forth on the closing checklist attached as Exhibit D hereto.

4. Amendment Fees.

(a) On the date hereof, the Issuer hereby agrees to pay to (i) each Purchaser its pro rata share of the outstanding principal amount of the Notes, as outstanding immediately prior to giving effect to this Amendment, an Amendment Fee of $50,472.42 (the “Amendment Fee”), and (ii) to Agent all fees and expenses due to the Agent in accordance with the Agent Fee Letter and Section 9.5 of the Note Agreement (the “Agent Fees”).

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(b) All fees set forth above will be deemed to be fully earned on the date of required payment thereof and shall be non-refundable when paid.

5. Covenant regarding Post-Closing Items. The Issuer shall satisfy the requirements and/or provide to the Agent and the Purchasers each of the documents, instruments, agreements and information set forth on Exhibit E, on or before the date specified therein for such requirement (or such later date determined by the Required Purchasers in their sole discretion). The Issuer acknowledges and agrees that the Issuer’s failure to timely comply with the requirements of this Section 5 by the time periods set forth on Exhibit E (or such later date determined by the Required Purchasers in their sole discretion) shall constitute an immediate Event of Default under the Note Agreement.

6. Miscellaneous.

(a) Notices. All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with the Note Agreement.

(b) Captions. Captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

(c) Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

(d) Entire Agreement. This Agreement and the other Note Documents, as amended and modified by this Agreement, embody the entire agreement of the parties hereto and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, confidentiality and similar agreements involving any Credit Party and any Purchaser or any of their respective affiliates relating to a financing of substantially similar form, purpose or effect.

(e) Successors; Assigns. This Amendment shall be binding upon the Issuer, the Purchasers and their respective permitted successors and assigns under the Note Documents, and shall inure to the benefit of the Issuer, the Purchasers and their respective permitted successors and assigns under the Note Documents.

(f) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF).

(g) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy of any executed signature page to this Amendment or any other Note Document shall constitute effective delivery of such signature page.

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(h) Reference to the Note Agreement. Each reference in the Note Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Note Agreement or in any other Note Documents, or other agreements, documents or other instruments executed and delivered pursuant to the Note Agreement, shall mean and be a reference to the Note Agreement as amended by this Amendment.

(i) Costs and Expenses. The Issuer acknowledges that Section 9.5 of the Note Agreement applies to this Amendment and the transactions, agreements and documents contemplated hereunder.

(j) Continuing Effect. Except as expressly set forth in this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Note Agreement or any other Note Document, or a waiver of any other terms or provisions thereof, and the Note Agreement and the other Note Documents shall remain unchanged and shall continue in full force and effect, in each case, as amended hereby.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

AMENDIA, INC., as the Issuer

By:	/s/ Christopher Anderson

Name:	Christopher Anderson
Title:	Vice President

KAMD BUYER, INC., as Holdings

By:	/s/ Christopher Anderson

Name:	Christopher Anderson
Title:	President

[Signature Page to Amendment No. 1 to Note Agreement]

CORTLAND CAPITAL MARKET SERVICES LLC, as Agent

By:	/s/ Polina Arsentyeva

Name:	Polina Arsentyeva

Title:	Associate Counsel

[Signature Page to Amendment No. 1 to Note Agreement]

METLIFE PRIVATE EQUITY HOLDINGS, LLC, as a Purchaser

By:	MetLife SP Holdings, LLC
Its:	Sole Member

By:	Metropolitan Life Insurance Company
Its:	Sole Member

By:	/s/ Sean Ritter
Name:	Sean Ritter
Title:	Director

METLIFE INSURANCE K.K., as a Purchaser

By:	MetLife Investment Advisors, LLC
Its:	Investment Manager

By:	/s/ Sean Ritter
Name:	Sean Ritter
Title:	Director

[Signature Page to Amendment No. 1 to Note Agreement]

EXHIBIT A

Amended Note Agreement

See attached

~~EXECUTION VERSION~~

EXHIBIT A

SECOND LIEN NOTE PURCHASE AGREEMENT

Dated as of April 29, 2016

by and among

KAMD MERGER SUB, INC.,

as the Initial Issuer,

AMENDIA, INC.,

as the Issuer

after the consummation of the Closing Date Merger, as the successor in-interest to the

Initial Issuer by operation of law as a result of the Closing Date Merger,

KAMD BUYER, INC.,

as Holdings,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

METLIFE PRIVATE EQUITY HOLDINGS, LLC

and

METLIFE INSURANCE K.K.,

as Purchasers,

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Agent for the Purchasers

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND LIEN AGENT PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, CERTAIN TERMS OF THIS AGREEMENT AND THE EXERCISE OF CERTAIN RIGHTS AND REMEDIES BY THE SECOND LIEN AGENT IN CONNECTION HEREWITH ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF APRIL 29, 2016 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BETWEEN ANTARES CAPITAL LP, AS THE FIRST LIEN AGENT, AND CORTLAND CAPITAL MARKET SERVICES LLC, AS SECOND LIEN

~~EXECUTION VERSION~~

EXHIBIT A

AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

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~~(continued)~~

(Continued)

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~~(continued)~~

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~~(continued)~~

(Continued)

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~~(continued)~~

(Continued)

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~~(continued)~~

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		Page
~~11.4~~	~~Payments~~	~~125~~

~~11.5~~	~~Certifications~~	~~126~~

1.1	The Term Loans	2

1.2	Evidence of Term Loans; Notes	2

1.3	Interest	2

1.4	Loan Accounts; Register	3

1.5	[Reserved]	4

1.6	Conversion and Continuation Elections	4

1.7	Optional Prepayments	5

1.8	Repayment of the Term Loans	6

1.9	Payment of Fees to Agent	8

1.10	Payments by the Credit Parties	8

1.11	Settlement	9

1.12	Incremental Term Loans	10

ARTICLE II CONDITIONS PRECEDENT		13

2.1	Conditions of Initial Term Loans	13

ARTICLE III REPRESENTATIONS AND WARRANTIES		15

3.1	Corporate Existence and Power	15

3.2	Corporate Authorization; No Contravention	16

3.3	Governmental Authorization	16

3.4	Binding Effect	16

3.5	Litigation	16

3.6	No Default	17

3.7	ERISA Compliance	17

3.8	Use of Proceeds; Margin Regulations	18

3.9	Ownership of Property; Liens	18

3.10	Taxes	18

3.11	Financial Condition	19

3.12	Environmental Matters	19

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~~(continued)~~

(Continued)

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~~(continued)~~

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SCHEDULES

Schedule 1.1	Initial Term Loan Commitments
Schedule 3.2(b)	Material Breach
Schedule 3.5	Litigation; Audit
Schedule 3.7(a)	Title IV Plans; Multiemployer Plans
Schedule 3.7(b)	ERISA Events
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.10	Taxes
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdictions of Organization; Chief Executive Offices
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 3.22	Bonding
Schedule 3.29	Regulatory Matters
Schedule 4.16	Post-Closing Requirements
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations

EXHIBITS

Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 1.8(d)	Form of Excess Cash Flow Certificate
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 10.1	U.S. Tax Compliance Certificate
Exhibit 11.1(a)-1	Form of Assignment
Exhibit 11.1(a)-2	Form of Restricted Purchaser Assignment
Exhibit 11.1(b)	Form of Term Note

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SECOND LIEN NOTE PURCHASE AGREEMENT

This SECOND LIEN NOTE PURCHASE AGREEMENT (including all exhibits and schedules hereto, and as the same may be amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”) is entered into as of April 29, 2016, by and among KAMD Merger Sub, Inc., a Georgia corporation (the “Initial Issuer”) and, upon the consummation of the Closing Date Merger, as the successor-in-interest to the Initial Issuer by operation of law as a result of the Closing Date Merger, Amendia, Inc., a Georgia corporation (the “Company”), KAMD Buyer, Inc., a Delaware corporation (“Holdings”), the other Persons party hereto that are designated as a “Credit Party,” MetLife Private Equity Holdings, LLC (“MPEH”), as an initial Purchaser, MetLife Insurance K.K. (“MLKK”), as an initial Purchaser, and Cortland Capital Market Services LLC, as Agent for the Purchasers.

W I T N E S S E T H:

WHEREAS, the Issuer has requested that each Purchaser purchase notes evidencing term loan securities from the Issuer upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the acquisition of the Company and its Subsidiaries (the “Closing Date Merger”) pursuant to the terms of the Closing Date Merger Agreement, (b) refinance the existing indebtedness for borrowed money of the Company and its Subsidiaries (the “Prior Indebtedness”), and (c) fund certain transaction fees and expenses associated with the funding of the Term Loans and consummation of the Closing Date Merger;

WHEREAS, the Issuer desires to secure all of its Obligations under the Note Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

WHEREAS, Holdings, which directly owns all of the Stock and Stock Equivalents of the Initial Issuer (and, following the consummation of the Closing Date Merger, all of the Stock and Stock Equivalents of the Company), is willing to guaranty all of the Obligations of the Issuer and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property (including all of the Stock and Stock Equivalents of the Issuer); and

WHEREAS, subject to the terms hereof each Domestic Subsidiary of the Issuer other than any Excluded Domestic Subsidiary is willing to guaranty all of the Obligations of the Issuer and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I~~ARTICLE I~~

THE CREDITS

1.1 The Term Loans.

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each initial Purchaser severally and not jointly agrees to purchase notes issued by the Issuer evidencing term loan debt securities on the Original Closing Date in the amount set forth opposite such Purchaser’s name in Schedule 1.1 (such commitment being referred to herein as such Purchaser’s “Term Loan Commitment”). Amounts borrowed under this Section 1.1(a) are referred to as the “Initial Term Loans.”

(b) Subject to the terms and conditions of this Agreement and in the applicable Incremental Term Loan Assumption Agreement, and in reliance upon the representations and warranties of the Credit Parties contained herein, each Purchaser (if any) with an Incremental Term Loan Commitment (if any) severally and not jointly agrees to purchase notes issued by the Issuer evidencing Incremental Term Loans in an amount not to exceed such Purchaser’s Incremental Term Loan Commitment (if any).

(c) Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments. Once repaid or prepaid, Term Loans may not be reborrowed.

(d) The amount of each Term Loan Commitment of a Purchaser shall automatically be reduced (and such portion of the Term Loan Commitment shall automatically and permanently terminate) concurrently with the purchase by such Purchaser of notes evidencing the applicable Term Loan(s) in such amount by such Purchaser. For the avoidance of doubt, the Term Loan Commitment(s) for the Initial Term Loan(s) shall be fully satisfied and shall be terminated concurrently upon purchase by Purchasers of notes evidencing the Initial Term Loan(s).

1.2 Evidence of Term Loans; Notes. The Term Loan(s) are evidenced by this Agreement and one or more Term Notes payable to each Purchaser in an aggregate amount equal to the unpaid balance of the Term Loan(s) held by such Purchaser.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Term Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due, shall bear interest at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent (at the direction of the Purchasers) shall be conclusive and binding on the Issuer in the absence of manifest error. All computations of fees and interest under this Agreement shall be made on the basis of a 360-day year (or, in the case of interest on Base Rate Loans, a 365/366 day year) and in each case actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Term Loan shall be paid in cash (subject to a PIK Election duly made hereunder) in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of the Term Loans to the extent accrued and unpaid on the principal amount to be paid or prepaid. The Issuer may elect (a “PIK Election”) for all (but not less than all) Term Loans to pay on any Interest Payment Date (that is not the final maturity date for any Note or any other date on which principal is due for any reason) interest accrued at the rate of 1.00% per annum on all outstanding Term Loans from the immediately preceding Interest Payment Date (or initial date of the making of such Term Loans, as the case may be) by adding (on such Interest Payment Date) the amount of such accrued interest to the outstanding principal amount of such Term Loans (the “PIK Portion”) and thereafter such capitalized amounts shall bear interest in accordance with Section 1.3(a). Unless the Issuer shall have notified the Purchasers at least 5 Business Days prior to any Interest Payment Date otherwise, the Issuer will be deemed to have made a PIK Election as to the interest payment due on the Term Loans on such Interest Payment Date. Any election by the Issuer to pay any portion of the PIK Portion of the interest due on any Interest Payment Date shall apply to all outstanding Term Loans pro rata in accordance with the outstanding principal amounts thereof. All interest due on the Term Loans on any date not constituting the PIK Portion shall be paid in cash.

(c) At the written election of the Required Purchasers while any Specified Event of Default exists (or automatically while any Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists), the Issuer shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loans and past due interest thereon, if any, from and after the date of occurrence of such Specified Event of Default, at a rate per annum which is determined by adding two percent (2.00%) per annum to the Applicable Margin then in effect for such Term Loans (plus LIBOR or the Base Rate, as the case may be). All such interest shall be payable in cash on demand of the Required Purchasers.

(d) Anything herein or in any Note to the contrary notwithstanding, (i) the obligations of the Issuer hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Purchaser would be contrary to the provisions of any law applicable to such Purchaser limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Purchaser, and in such event the Issuer shall pay such Purchaser interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided that, if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Issuer shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Purchasers is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Original Closing Date as otherwise provided in this Agreement; and (ii) any payment of accrued but unpaid interest at the maturity of a Note (or at such other time as payment of the principal amount of such Note or any portion thereof is due (as a result of prepayment, acceleration or otherwise)) shall be made entirely and exclusively in cash (or as otherwise expressly agreed in writing by each Purchaser in its sole and absolute discretion).

1.4 Loan Accounts; Register.

(a) Subject to Sections 1.4(b)-(d), Agent, on behalf of each Purchaser shall record on its books and records the amount of each Term Loan made by it, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Subject to Sections 1.4(b)-(d), such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loans made by each Purchaser to the Issuer and the interest and payments thereon. Agent shall, reasonably promptly following written request therefor from the Issuer, deliver to the Issuer a loan statement setting forth such record; provided that any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not limit or otherwise affect the obligation of the Issuer hereunder (and under any Note) to pay any amount owing with respect to the Term Loans or provide the basis for any claim against any Purchaser or Agent.

(b) Agent, acting as a non-fiduciary agent of the Issuer solely with respect to the actions described in this Section 1.4(b) (in such capacity, the “Registrar”), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Issuer and the Purchasers): (A) a record of ownership (the “Register”) in which Agent agrees unless and until it notifies the Issuer and the Purchasers of its election to stop acting as the Registrar (in which event the Issuer shall become the Registrar unless and until the Required Purchasers elect to appoint another Person to act in such capacity (at the Issuer’s expense) and such Person accepts such appointment) to register by book entry the registered ownership rights and interests of each Purchaser in its Term Loans and each Note and any assignment thereof, and (B) maintain accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Purchasers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the amount of each Note, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by Agent from the Issuer and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including any notes evidencing such Term Loans) are registered obligations, the right, title and interest of the Purchasers and their assignees in and to such Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The entries in the Register shall be conclusive absent manifest error and the Credit Parties, Agent and the Purchasers shall treat each Person whose name is recorded in the Register as a Purchaser for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for access by the Issuer, Agent or such Purchaser during normal business hours and from time to time upon at least one Business Day’s prior notice.

1.5 [Reserved].

1.6 Conversion and Continuation Elections.

(a) The Issuer shall have the option to (i) request that the Initial Term Loans or the Incremental Term Loans be made as LIBOR Rate Loans, (ii) convert at any time all of the outstanding Term Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert at any time all of the outstanding LIBOR Rate Loans to Base Rate Loans, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue the outstanding Term Loans as LIBOR Rate Loans upon the expiration of the applicable Interest Period. Any such election must be made by the Issuer by 2:00 p.m. (1) on the Business Day prior to the date on which the Initial Term Loans or Incremental Term Loans are to be made, and (2) on the third Business Day prior to (i) the end of each Interest Period with respect to LIBOR Rate Loans to be continued as such, or (ii) the date on which the Issuer wishes to convert Base Rate Loans to LIBOR Rate Loans for an Interest Period designated by the Issuer in such election. If no election is received with respect to LIBOR Rate Loans by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, the LIBOR Rate Loans shall be converted to Base Rate Loans at the end of the applicable Interest Period. The Issuer must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to the Required Purchasers. The Term Loans shall not be made as, converted into or continued as LIBOR Rate Loans if an Event of Default has occurred and is continuing and Required Purchasers have determined not to make or continue the Term Loans as LIBOR Rate Loans as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Purchaser thereof. Agent and the Purchasers may act upon the basis of such Notice of Conversion/Continuation believed by Agent in good faith to be from the Issuer. Agent and the Purchasers shall have no duty to verify the authenticity of the signature appearing on any Notice of Conversion/Continuation. Agent will, with reasonable promptness, notify the Issuer and the Purchasers of each determination of LIBOR; provided, that any failure to do so shall not relieve the Issuer of any liability hereunder or provide the basis for any claim against Agent.

1.7 Optional Prepayments.

(a) Optional Prepayments Generally. Subject to the terms of the Intercreditor Agreement, the Issuer may at any time upon (i) at least two (2) Business Days’ prior written notice by the Issuer to Agent and the Purchasers with respect to LIBOR Rate Loans (or such shorter period as is acceptable to the Required Purchasers) or (ii) written notice by the Issuer to Agent and the Purchasers on the day of prepayment with respect to Base Rate Loans, prepay the Term Loans in whole or in part in an amount greater than or equal to $100,000, without penalty or premium except for payment of the Prepayment Premium, if applicable, and as provided in Section 10.4. Each notice of prepayment shall set forth the date of prepayment and each Purchaser’s Applicable Percentage of the applicable prepayment. As used herein, “Prepayment Premium” means an amount equal to the aggregate accreted principal amount (including capitalized interest) of the Initial Term Loans being prepaid multiplied by (1) in the case of any prepayment occurring prior to the first anniversary of the Original Closing Date, three percent (3.0%), (2) in the case of any prepayment occurring on or after the first anniversary of the Original Closing Date but prior to the second anniversary of the Original Closing Date, two percent (2.0%), (3) in the case of any prepayment occurring on or after the second anniversary of the Original Closing Date but prior to the third anniversary of the Original Closing Date, one percent (1.0%), and (4) in the case of any prepayment occurring on or after the third anniversary of the Original Closing Date, zero percent (0%).

(b) Notices. The notice of any prepayment pursuant to clause (a) above shall not thereafter be revocable by the Issuer; provided that a notice of prepayment delivered by the Issuer in connection with a prepayment of the Obligations in full may state that such prepayment is conditioned upon the effectiveness of other credit facilities, the proceeds of which shall be used to repay the Obligations in full in cash, in which case such notice may be revoked by the Issuer (by written notice provided to Agent prior to the specified effective date thereof) if such condition is not satisfied. The payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Application of Partial Prepayments. Partial prepayments of the Term Loans will be applied to the outstanding Term Loans of the Purchasers on a pro rata basis in accordance with their respective Applicable Percentages.

1.8 Repayment of the Term Loans.

(a) Scheduled Repayment. The outstanding principal amount of the Initial Term Loans shall be paid in full on October 31, ~~2022~~2023. The outstanding principal amount of each Incremental Term Loan shall be payable as set forth in the applicable amendment or joinder agreement with respect to such Incremental Term Loan.

(b) Asset Dispositions; Events of Loss. Subject to the terms of the Intercreditor Agreement, if a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i) ~~(i)~~make a Disposition; or

(ii) ~~(ii)~~suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $750,000, then (A) the Issuer shall promptly notify the Purchasers and Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly following receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Issuer shall deliver, or cause to be delivered, such excess Net Proceeds to the Purchasers as a prepayment of the Term Loans, which prepayment shall be applied, subject to Section 1.8(g), by the Issuer in accordance with Section 1.8(e) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets of a kind then used or usable in the business of the Issuer or such Subsidiary, within two hundred seventy (270) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said two hundred seventy (270) day period and subsequently makes such reinvestment within one hundred eighty (180) days after the expiration of such two hundred seventy (270) day period; provided, that the Issuer notifies the Purchasers of the Issuer’s or such

Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(c) Incurrence of Debt; Specified Equity Contributions. Subject to the terms of the Intercreditor Agreement, immediately upon receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of Specified Equity Contributions or the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), the Issuer shall within three Business Days prepay the Term Loans by an amount equal to such Specified Equity Contributions or Net Issuance Proceeds, in each instance, for application to the Term Loans, subject to Section 1.8(g), in accordance with Section 1.8(e).

(d) Excess Cash Flow. Subject to the terms of the Intercreditor Agreement, within five (5) Business Days after the annual financial statements are required to be delivered pursuant to Section 4.1(a) hereof, commencing with such annual financial statements for the Fiscal Year ending on December 31, 2017 (for the period from the Restatement Effective Date through December 31, 2017), the Issuer shall deliver to each Purchaser a written calculation of Excess Cash Flow of the Credit Parties and their Subsidiaries for such Fiscal Year in the form of Exhibit 1.8(d) and certified as correct on behalf of the Credit Parties by a Responsible Officer of the Issuer and shall prepay the Term Loans by an amount equal to (i) 50% of such Excess Cash Flow if the First Lien Net Leverage Ratio (as calculated in the manner set forth on Exhibit 4.2(b) to the First Lien Credit Agreement) as of the last day of such Fiscal Year is greater than 2.75 to 1.00, (ii) 25% of such Excess Cash Flow, if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.75 to 1.00, but greater than 2.25 to 1.00 and (iii) 0% of such Excess Cash Flow, if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.25 to 1.00, minus, in each case, at the option of the Issuer, the sum of (A) the aggregate amount of any voluntary prepayments of revolving loans (to the extent accompanied by a permanent reduction of the revolving loan commitments) under the First Lien Credit Agreement made during such Fiscal Year, and (B) the aggregate amount of any voluntary prepayments of the Term Loans and of the term loans under the First Lien Credit Agreement made during such Fiscal Year (other than Discounted Buybacks (as such term is defined in the First Lien Credit Agreement on the ~~Closing~~ Restatement Effective Date)), for application to the Term Loans, subject to Section 1.8(g), in accordance with the provisions of Section 1.8(e) hereof, in each case to the extent made during the applicable Fiscal Year to the extent not financed through the issuance of Stock or Stock Equivalents or the incurrence of Indebtedness. Excess Cash Flow shall be calculated in the manner set forth in Exhibit 1.8(d).

(e) Application of Prepayments. Subject to Section 1.10(c), any prepayments pursuant to Section 1.8(b), 1.8(c) or 1.8(d) shall be applied by the Issuer to prepay the outstanding Term Loans pro rata based upon the respective amounts thereof (which, if any Other Term Loans are then outstanding, shall consist of a prepayment of Other Term Loans in an amount equal to the Other Pro Rata Share of such prepayment of Term Loans and a prepayment of Term Loans that are not Other Term Loans in the remaining amount). The Issuer shall provide Agent and the Purchasers with at least two Business Days prior written notice of any prepayment proposed to be made pursuant to Section 1.8(b), 1.8(c) or 1.8(d). Notwithstanding the foregoing, each Purchaser may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of the Term Loans otherwise required to be made pursuant to clauses (c), (d) and (e) of this Section 1.8 by providing written notice (each, a “Rejection Notice”) to Agent and the Issuer no later than 5:00 p.m. one (1) Business Day prior to the applicable prepayment date. Each Rejection Notice from a Purchaser shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Purchaser. If a Purchaser fails to deliver a Rejection Notice to the Purchasers within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed a rejection by such Purchaser of the total amount of such mandatory prepayment of such Term Loans otherwise owed to such Purchaser. To the extent that any prepayment pursuant to this Section 1.8 would otherwise be applied to a LIBOR Rate Loan prior to the last day of the Interest Period applicable thereto, and no Default or Event of Default exists or is continuing, the Issuer may instruct each Purchaser in writing to hold such prepayment as cash collateral until the last day of the applicable Interest Period (and interest in respect of the amounts so held shall continue to accrue thereon at the rate provided hereunder for the Term Loans which such amounts are intended to repay until such amounts are used in full to repay such Term Loans) and then such Purchaser shall apply such prepayment to pay such LIBOR Rate Loan on the last day of the applicable Interest Period. Together with each prepayment under this Section 1.8, the Issuer shall pay any amounts required pursuant to Section 10.4 hereof.

(f) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Purchasers to transactions that are not otherwise permitted by the terms hereof or the other Note Documents.

(g) Prior Application to First Lien Loans. Notwithstanding any other provision of this Section 1.8, any mandatory prepayment of the Term Loans that is otherwise required to be made pursuant to Section 1.8(b), 1.8(c) or 1.8(d) above shall (until all interest and principal under the Loans (as defined in the First Lien Credit Agreement) has been paid in full and no Revolving Loans (as defined in the First Lien Credit Agreement) or commitments therefor are outstanding) be deemed satisfied to the extent that the amount of such mandatory prepayment has been applied to prepay the Term Loans (as defined in the First Lien Credit Agreement) and thereafter Revolving Loans (as defined in the First Lien Credit Agreement).

1.9 Payment of Fees to Agent. The Issuer covenants and agrees to timely pay to Agent, for its own account, the fees and other expenses set forth in the Agent Fee Letter at the times and in the amounts specified therein.

1.10 Payments by the Credit Parties.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall (i) be made without set-off, recoupment, counterclaim or deduction of any kind, (ii) unless otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify by written notice to the Purchasers and the Issuer in accordance with Section 9.2), including payments utilizing the ACH system, and (iii) be made in Dollars and by wire transfer or ACH transfer in immediately available funds

(which shall be the exclusive means of payment hereunder), no later than noon (New York City time) on the date due. Any payment which is received by Agent later than noon (New York City time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Issuer and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) After any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), the Required Purchasers may by written notice to the Issuer and the Purchasers require that any and all payments made by or on behalf of any Credit Party in respect of any Obligation (including proceeds of Collateral) shall be applied in accordance with clauses first through sixth below:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Note Documents;

second, to payment of costs and expenses, including Attorney Costs, of the Purchasers payable or reimbursable by the Credit Parties under the Note Documents;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and the Purchasers;

fourth, to payment of principal of the Obligations;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto, including the Issuer, as the case may be.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Purchasers or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11 Settlement. With respect to any payment of principal, interest, fees and other amounts in respect of any Term Loan received by Agent from the Issuer prior to noon (New York City time) on any Business Day, Agent shall pay to each applicable Purchaser such Purchaser’s Commitment Percentage of such payment by wire transfer to such Purchaser (at the address for payment specified in the signature page hereof in relation to such Purchaser or such other address as any Purchaser may from time to time specify by written notice to Agent) not later than 2:00 p.m. (New York City time) on such Business Day, and, in the case of any such payment received by Agent from the Issuer later than noon (New York City time) on any Business Day, Agent shall pay to each applicable Purchaser such Purchaser’s Commitment Percentage of such payment by wire transfer to such Purchaser not later than 2:00 p.m. (New York City time) on the next Business Day.

1.12 Incremental Term Loans.

(a) The Issuer may, by written notice to the Purchasers and Agent from time to time, request Incremental Term Loan Commitments, in an aggregate amount not to exceed the Incremental Term Loan Amount, from one or more Incremental Term Loan Purchasers, each of which must be (i) an existing Purchaser, (ii) any Affiliate or Approved Fund of any existing Purchaser or (iii) any other Person that is not a Restricted Purchaser and is otherwise acceptable to the Required Purchasers (which acceptance shall not be unreasonably withheld or delayed) and the Issuer. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to purchase notes issued by the Issuer evidencing term loan debt with terms identical to the terms of the existing Term Loans or commitments to purchase notes issued by the Issuer evidencing term loan debt with a different maturity date than the then existing Term Loans or with pricing terms different from the pricing terms of the then existing Term Loans (the term loans with such different pricing terms are referred to herein as the “Other Term Loans” and the related Incremental Term Loan Commitments as the “Other Term Loan Commitments”). The Issuer will first seek Incremental Term Loan Commitments from existing Purchasers (each of which shall be entitled to agree or decline to participate in its sole discretion) and, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders who will become Incremental Term Loan Purchasers in connection therewith. The Issuer and each Incremental Term Loan Purchaser shall execute and deliver (and provide a copy of the same to each Purchaser and Agent) an Incremental Term Loan Assumption Agreement and such other documentation as the Required Purchasers shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Loan Purchaser. The terms and provisions of the Incremental Term Loans shall be identical to those of the then existing Term Loans, except as otherwise set forth herein. If the initial pricing terms on the requested Other Term Loans (as determined by the Purchasers to be equal to the sum of (x) the margin above LIBOR on the requested Other Term Loans (inclusive of any interest rate floors), (y) any OID with respect to the requested Other Term Loans and (z) any upfront fees, but excluding arrangement, structuring and underwriting fees or similar fees not paid to the Purchasers generally that are paid or payable to MPEH, MLKK or their Affiliates or any other arranger, divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds the pricing terms of any of the then existing Term Loans (as determined by the Purchasers with respect to each such existing Term Loan to be equal to the sum of (x) the Applicable Margin for such existing Term Loans that are LIBOR Rate Loans (inclusive of any interest rate floors), (y) any OID with respect to such existing Term Loan and (z) any upfront fees, but excluding arrangement, structuring and underwriting fees or similar fees not paid to the Purchasers generally that are paid or payable to MPEH, MLKK or their Affiliates or any other arranger, divided by the lesser of (A) the average life to maturity of such existing Term Loans and (B) four) by more than 50 basis points, then the pricing terms then in effect for each such existing Term Loan shall automatically be increased to the extent necessary such that the pricing terms (inclusive of any OID) of each such existing Term Loans is equal to the pricing terms of the requested Other Term Loans minus 50 basis points, effective upon the purchase of notes issued by the Issuer evidencing the requested Other Term Loans; provided that, to the extent the pricing terms on the requested Other Term Loans is greater than the pricing terms with respect to such existing Term Loans solely as a result of a higher interest rate floor, then the interest rate margin increase shall be effectuated solely by increasing the interest rate floor on the applicable existing Term Loans, as applicable. The final maturity date of any Incremental Term Loans that are a separate tranche shall be no earlier than the maturity date of the Initial Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans.

(b) The Issuer shall promptly notify each Purchaser and Agent as to the effectiveness of each Incremental Term Loan Assumption Agreement. Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 1.12 unless (i) on the date of such effectiveness, (x) each representation and warranty by any Credit Party contained herein or in any other Note Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which event such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and (y) no Default or Event of Default shall then exist or be reasonably expected to result after giving effect to the Incremental Term Loans to be made pursuant thereto and the Purchasers shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Issuer, provided that, if the proceeds thereof are intended to and shall be used to finance a Permitted Acquisition subject to customary “funds certain provisions”, no Default or Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) shall exist and the condition set forth in clause (i)(x) above shall be limited to the Specified Representations and those representations included in the related acquisition agreement that are material to the interests of the Purchasers and only to the extent that the Issuer (or the applicable Credit Party) or Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Purchasers shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Required Purchasers and consistent with those delivered on the Original Closing Date under Section 2.1, (iii) after giving effect to such Incremental Term Loan Commitment and the Incremental Term Loans to be made thereunder and the application of the proceeds therefrom (x) the Issuer shall be in compliance with the financial covenant set forth in Section 6.2 (and the financial covenant set forth in Section 6.2 of the First Lien Credit Agreement) on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder and (y) the First Lien Net Leverage Ratio and the Leverage Ratio on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder, would be less than or equal to 3.40 to 1.00 and 4.75 to 1.00, respectively, (iv) to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by the Required Purchasers in their reasonable discretion (x) the applicable Credit Party to any Mortgages shall have entered into, and delivered to the Purchasers, at the direction and in the reasonable discretion of the Required Purchasers a mortgage modification in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Required Purchasers, (y) the Issuer shall have caused to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Required Purchasers, insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1) and (z) the Issuer shall have delivered, at the request of the Required Purchasers or Agent, to Agent and the Purchasers and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, and (v) any Incremental Term Loan will rank pari passu in right of payment and pari passu with respect to security with the other Term Loans, and (vi) unless otherwise permitted pursuant to the terms of this Section 1.12, the terms applicable to each Incremental Term Loan shall be consistent with the terms applicable to all other Term Loans.

(c) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan, this Agreement shall be amended (with prior notice thereof to Agent) to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Term Loans evidenced thereby, and any joinder agreement or amendment (an “Incremental Amendment”) may without the consent of the other Purchasers effect such amendments to this Agreement and the other Note Documents as may be necessary or appropriate, in the reasonable opinion of the Required Purchasers and the Issuer, to effectuate the provisions of this Section 1.12, and, for the avoidance of doubt, this Section 1.12 shall supersede any provisions in Section 9.1. From and after such effectiveness, the Term Loans and Term Loan Commitments established pursuant to this Section 1.12 shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Note Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by the Required Purchasers and Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Term Loans and Term Loan Commitments.

(d) Each of the parties hereto hereby agrees that the Required Purchasers may, in consultation with the Issuer, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding borrowing of LIBOR Rate Loans to be converted into a borrowing of Base Rate Loans on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding borrowing of LIBOR Rate Loans on a pro rata basis. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 10.4. If any Incremental Term Loan is to be allocated to an existing Interest Period for a borrowing of LIBOR Rate Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement.

ARTICLE II~~ARTICLE II~~

CONDITIONS PRECEDENT

2.1 Conditions of Initial Term Loans. The effectiveness of this Agreement and the obligation of each Purchaser to purchase Notes evidencing the Initial Term Loan hereunder on the Original Closing Date is subject to satisfaction of the following conditions:

(a) Note Documents. Agent and the Purchasers shall have received on or before the Original Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1.

(b) Maximum Leverage. The Issuer shall have delivered evidence to the satisfaction of the Purchasers demonstrating that:

(i)after giving effect to the consummation of the Closing Date Related Transactions, payment of all costs and expenses in connection therewith and the funding of the Initial Term Loans, the First Lien Net Leverage Ratio (calculated to permit the netting of up to $6,000,000 in unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries in spite of the fact that the Credit Parties shall not have delivered Control Agreements with respect thereto as of the Original Closing Date) as of the Original Closing Date shall not be greater than 3.50 to 1.00; provided that (a) the numerator of such ratio shall be calculated solely based upon pro forma indebtedness for borrowed money as of the Original Closing Date and (b) the denominator of such ratio shall be Adjusted EBITDA of the Issuer and its Subsidiaries for the twelve (12) month period ending March 31, 2016, which Adjusted EBITDA shall be deemed to be $15,763,270 (“Closing Date Adjusted EBITDA”); and

(ii) after giving effect to the consummation of the Closing Date Related Transactions, payment of all costs and expenses in connection therewith and funding of the Initial Term Loans, the Leverage Ratio (calculated to permit the netting of up to $6,000,000 in unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries in spite of the fact that the Credit Parties shall not have delivered Control Agreements with respect thereto as of the Original Closing Date) shall not be greater than 4.85 to 1.00; provided that (a) the numerator of such ratio shall be calculated solely based upon pro forma indebtedness for borrowed money as of the Original Closing Date and (b) the denominator of such ratio shall be the Original Closing Date Adjusted EBITDA.

(c) Equity Structure. The Sponsor and/or its Controlled Investment Affiliates and other co-investors reasonably acceptable to the Purchasers shall have invested a minimum of 30.0% of the total pro forma capitalization of the Issuer and its Subsidiaries on the Original Closing Date, directly or indirectly, in the form of cash equity into the capital stock or other equity securities of the Issuer, it being understood that investments in preferred equity securities must be on terms and conditions reasonably satisfactory to the Purchasers.

(d) Repayment of Prior Lender Obligations. (i) Agent and the Purchasers shall have received a fully executed pay-off letter reasonably satisfactory to the Purchasers confirming that all obligations owing by any Credit Party to a lender (each, a “Prior Lender”) under any Prior Indebtedness will be repaid in full from the proceeds of the initial Term Loans and borrowings under the First Lien Credit Agreement and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of such Prior Lender shall be terminated by such Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by each Prior Lender shall have been cash collateralized, or supported by a backup letter of credit, as mutually agreed upon by the Purchasers, the Issuer and such Prior Lender.

(e) Closing Date Merger. The Closing Date Merger Agreement shall have been completed in form and substance reasonably satisfactory to the Purchasers (it being understood that the version of the Closing Date Merger Agreement previously provided to Agent on March 13, 2016 is satisfactory to Purchasers). The Closing Date Merger shall have been consummated or, substantially simultaneously herewith shall be consummated, in accordance with the terms of the Closing Date Merger Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Purchasers without the consent of the Required Purchasers, such consent not to be unreasonably withheld, delayed or conditioned).

(f) First Lien Facility. The Issuer shall have received simultaneously with the funding of the initial Loans hereunder on the Original Closing Date $50,000,000 in gross cash proceeds from the Term Loans (as defined ~~on the Closing Date~~ in the First Lien Credit Agreement (in effect as of the Original Closing Date)) to be advanced on the Original Closing Date.

(g) No Litigation. No order, injunction or judgment has been entered into prohibiting the closing of the credit facilities to be extended hereunder.

(h) Evidence of Solvency. Agent and the Purchasers shall have received a certificate of a Responsible Officer of the Issuer, certifying that the Issuer and each of the Guarantors on a consolidated basis, after incurring all Indebtedness hereunder and under the First Lien Credit Agreement on the Original Closing Date, will be Solvent as of the Original Closing Date.

(i) Required Information. Agent and the Purchasers shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Issuer for each fiscal month ended after December 31, 2014 and at least forty-five (45) days prior to the Original Closing Date and (b) a pro forma consolidated balance sheet of the Issuer as of the last day of the most recently completed fiscal month ended at least forty-five (45) days prior to the Original Closing Date, prepared after giving pro forma effect to the Closing Date Related Transactions; provided that each such pro forma financial statement shall be prepared in good faith by the Issuer.

(j) Material Adverse Effect. Since March 13, 2016, there has been no “Material Adverse Effect” (as such term is defined in the Closing Date Merger Agreement).

(k) Representations and Warranties. The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) and the representations and warranties regarding the Issuer and its Subsidiaries in the Closing Date Merger Agreement as are material to the interests of Agent and the Purchasers shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein), but only to the extent that Holdings or its Affiliates have the right to terminate (taking into account applicable cure provisions) their obligations under the Closing Date Merger Agreement (or the right not to consummate the Closing Date Merger pursuant to the Closing Date Merger Agreement) as a result of a failure of such representations and warranties to be true and correct.

(l) PATRIOT Act. Agent and the Purchasers shall have received, at least five (5) days prior to the Original Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that is requested in writing by such Purchaser at least ten (10) days prior to the Original Closing Date.

(m) Upfront Fees; Expenses; Agent Fees. Payment of all fees and expenses required to be paid on the Original Closing Date pursuant to the Commitment Letter (including, without limitation, the “Upfront Fee” identified therein) and the Agent Fee Letter shall have been paid on or prior to the Original Closing Date.

ARTICLE III~~ARTICLE III~~

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Purchaser that the following are, and after giving effect to the ~~Closing~~ Restatement Effective Date Related Transactions will be, true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and, to the extent applicable with respect to the subject jurisdiction, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the corporate, limited liability company or partnership, as applicable, power and authority and all material governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Note Documents and the ~~Closing~~ Restatement Effective Date Related Agreements to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and, to the extent applicable with respect to the subject jurisdiction, in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), (b)(ii), (c) or (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each of their respective Subsidiaries of any other Note Document and the ~~Closing~~ Restatement Effective Date Related Agreements to which such Person is party, have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, action, and do not and will not contravene the terms of any of that Person’s Organization Documents;

(b) except as specifically disclosed in Schedule 3.2(b), conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens under the Note Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any material Requirement of Law in any material respect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Note Document or any ~~Closing~~ Restatement Effective Date Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and the Liens granted to the First Lien Agent under the First Lien Indebtedness Documents, (b) those obtained or made on or prior to the ~~Closing~~ Restatement Effective Date and, in the case of the ~~Closing~~ Restatement Effective Date Related Agreements, those obtained or made on or prior to the ~~Closing~~ Restatement Effective Date and (c) in the case of any ~~Closing~~ Restatement Effective Date Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Note Document and ~~Closing~~ Restatement Effective Date Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Note Document or ~~Closing~~ Restatement Effective Date Related Agreement, or any of the transactions contemplated hereby or thereby;

(b) except as specifically disclosed in Schedule 3.5, as of the ~~Closing~~ Restatement Effective Date would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $2,000,000 (in each case excluding that portion of any such equitable relief or monetary judgments that is covered by either (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefore or (ii) an indemnification agreement as to which the indemnifying party has not denied liability); or

(c) would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate that would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Note Document or any ~~Closing~~ Restatement Effective Date Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the ~~Closing~~ Restatement Effective Date, except as set forth on Schedule 3.5, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the ~~Closing~~ Restatement Effective Date Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Schedule 3.7(a) sets forth, as of the ~~Closing~~ Restatement Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. Except as set forth on Schedule 3.7(b), as of the ~~Closing~~ Restatement Effective Date, no ERISA Event has occurred in connection with which any Credit Party or, to the knowledge of the Credit Parties, any ERISA Affiliate has any material obligations and liabilities which remain outstanding.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Term Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or “carrying” (as such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) Margin Stock. Proceeds of the Term Loans shall not be used for the purpose of purchasing or “carrying” (as such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) Margin Stock. As of the ~~Closing~~ Restatement Effective Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

3.9 Ownership of Property; Liens. As of the ~~Closing~~ Restatement Effective Date, the real estate listed in Schedule 3.9 constitutes all of the Owned Real Estate with a fair market value in excess of $300,000 (“Material Real Estate”) and all of the Leased Real Estate. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to all Material Real Estate, and valid leasehold interests in all Leased Real Estate, subject only to Permitted Liens, and good and valid title to all material owned personal property and valid leasehold interests in all material leased personal property, subject only to Permitted Liens, in each instance, necessary or material in the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the ~~Closing~~ Restatement Effective Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar material contractual rights pertaining to any Owned Real Estate. All permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to have such permits would not reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes. All federal income and all material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein and all other material taxes otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as set forth in Schedule 3.10, as of the ~~Closing~~ Restatement Effective Date, no material Tax Return of any Tax Affiliate is under audit or examination by any Governmental Authority and no written notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. All material amounts of Taxes have been withheld by each Tax Affiliate from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).

3.11 Financial Condition.

(a) The unaudited interim consolidated balance sheet of the Company and its Subsidiaries for the fiscal month ended on ~~February  29~~January 31, ~~2016~~ 2017, and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for the ~~two (2~~thirteen (13) fiscal months then ended:

(i) ~~(x)~~were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(ii)  ~~(y)~~present fairly in all material respects the consolidated financial condition of the Issuer and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma unaudited consolidated balance sheet of the Issuer and its Subsidiaries dated as of ~~February 29~~January 31, ~~2016~~ 2017 delivered on the ~~Closing~~ Restatement Effective Date was prepared by the Issuer giving pro forma effect to the funding of the Initial Term Loans and Closing Restatement Effective Date Related Transactions, was based on the unaudited consolidated balance sheet of the Issuer and its Subsidiaries dated as of ~~February 29~~January 31, ~~2016~~ 2017, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c) Since March 13, 2016, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e) All financial performance projections delivered to Agent and the Purchasers, including the financial performance projections delivered on or prior to the Original Closing Date represent the Issuer’s best good faith estimate of future financial performance and are based on assumptions believed when made by the Issuer to be fair and reasonable at the time made in light of then-current market conditions, it being acknowledged and agreed by Agent and Purchasers that projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, and that projections are not guaranties of financial performance and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

3.12 Environmental Matters. Except as set forth in Schedule 3.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been at all times (or, solely with respect to Property not currently managed by the Credit Parties, for the past three (3) years), in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice, in each case arising under or relating to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate in violation of any Environmental Law or for which there is any liability or obligation under Environmental Laws to perform any investigation or remedial action, or to make any notification, (e) to the knowledge of any Credit Party, all Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials in violation of any Environmental Law or for which there is any liability or obligation under Environmental Laws to perform any investigation or remedial action, or to make any notification and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Note Documents.

3.14 Solvency. Both immediately before and after giving effect to (a) the Term Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Term Loans to or as directed by the Issuer, (c) the consummation of the ~~Closing~~ Restatement Effective Date Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the ~~Closing~~ Restatement Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of the Credit Parties, within the last five (5) years prior to the ~~Closing~~ Restatement Effective Date, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, licenses or otherwise has the valid right to use, all Intellectual Property sufficient for each Credit Party and each Subsidiary of each Credit Party to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property or IP Ancillary Rights owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property or IP Ancillary Rights, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.17 and except for fees payable to Agent, the Purchasers, the First Lien Agent and the First Lien Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured as required by Section 4.6. A true and complete listing as of the ~~Closing~~ Restatement Effective Date of such insurance, including issuers, coverages and deductibles, has been provided to Agent and the Purchasers.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the ~~Closing~~ Restatement Effective Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable (in the case of Stock issued by a corporation), and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Issuer and Subsidiaries of the Issuer, those in favor of Agent and, subject to the Intercreditor Agreement, the First Lien Agent, for the benefit of the Secured Parties and the secured parties under the First Lien Indebtedness Documentation, respectively. All such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party, each Subsidiary of each Credit Party and, as of the ~~Closing~~ Restatement Effective Date, Holdings, is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart (after giving effect to the ~~Closing Date Merger~~Restatement Effective Date Related Transactions) of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to the Purchasers promptly following the completion of any Permitted Acquisition and promptly following the incorporation, organization or formation of any Subsidiary. As of the ~~Closing~~ Restatement Effective Date, (x) the Certificate of Ownership and Merger merging ~~Initial Issuer~~ KAMD Merger Sub II, Inc., a Delaware corporation with and into ~~the Company~~ Spinal Elements (the “Certificate of Merger”) has been ~~reviewed and~~ approved by the ~~Georgia~~ Delaware Secretary of State, and (y) upon filing and acceptance of the Certificate of Merger, the ~~Closing~~ Restatement Effective Date Merger will be effective.

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists (a) each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the ~~date hereof~~ Restatement Effective Date and (b) all jurisdictions of organization and legal names of such Credit Party for the five years preceding the ~~Closing~~ Restatement Effective Date.

3.21 Deposit Accounts and Other Accounts. Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the ~~Closing~~ Restatement Effective Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by the Purchasers with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22 Bonding. Except as set forth in Schedule 3.22, as of the ~~Closing~~ Restatement Effective Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.23 Closing Date Merger Agreement. As of the Original Closing Date, the Issuer has delivered to Agent and the Purchasers a complete and correct copy of the Closing Date Merger Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith). No Credit Party is in default in the performance or compliance with any material provisions thereof. The Closing Date Merger Agreement complies in all material respects with, and the Closing Date Merger has been consummated ~~or substantially simultaneously herewith shall be consummated~~ in all material respects in accordance with, all applicable Requirements of Law. The Closing Date Merger Agreement is in full force and effect as of the Original Closing Date and has not been terminated, rescinded or withdrawn.

3.24 Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of its respective portion of the Stock and Stock Equivalents of the Issuer, (ii) activities and contractual rights incidental to maintenance of its corporate existence or to its participation in tax, accounting or other administrative matters as a member of the consolidated group of the Credit Parties, (iii) performance of its obligations under the Note Documents and the ~~Closing~~ Restatement Effective Date Related Agreements to which it is a party, (iv) issuing, selling and redeeming its own Stock or Stock Equivalents to the extent permitted under this Agreement, (v) preparing reports to, and preparing and making notices to and filings with Governmental Authorities and to the holders of its Stock and Stock Equivalents, (vi) incurring liability under the Note Documents, Indebtedness and other obligations permitted to be incurred by it under this Agreement and liabilities imposed by Requirements of Law, (vii) providing indemnification to its officers and directors, (viii) non-operational activities as necessary to consummate any Permitted Acquisition or any other Investment permitted under Section 5.4, (ix) receipt and payment of dividends permitted by Section 5.11, (x) activities in connection with preparation for an Initial Public Offering and (xi) activities incidental to the foregoing.

3.25 First Lien Indebtedness Documents. As of the ~~Closing~~ Restatement Effective Date, the Issuer has delivered to Agent and the Purchasers a complete and correct copy of the First Lien Indebtedness Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

3.26 Full Disclosure. None of the representations or warranties made by any Credit Party in the Note Documents as of the date such representations and warranties are made or deemed made, and none of the written statements (other than projections which are subject to the requirements of Section 3.11(e)) about any Credit Party or any of its Subsidiaries contained in each exhibit, report, statement or certificate furnished to Agent or the Purchasers by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Note Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Purchasers prior to the ~~Closing~~ Restatement Effective Date), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

3.27 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Person directly or indirectly controlling (as the term “control” is determined pursuant to the second sentence of the definition of the term “Affiliate” hereunder) of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Note Document would be prohibited under U.S. law.

3.28 PATRIOT Act, Etc. To the extent applicable, each Credit Party and each Subsidiary of each Credit Party is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.29 Regulatory Matters.

(a) Schedule 3.29 sets forth, as of the ~~Closing~~ Restatement Effective Date, a complete and correct list of all Registrations held by each Credit Party and its Subsidiaries. Such listed Registrations are the only Registrations that are required for the Credit Parties and their Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each Credit Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have such Registrations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification, labeling or any other parameter of the Products of the Credit Parties or any of their respective Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Credit Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration, and to the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exist which presents, or threatens to present, liability related to Regulatory Matters that would constitute, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Credit Parties or any of their respective Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Credit Parties and their respective Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Credit Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in compliance with, and all Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Credit Parties or their respective Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws, including but not limited to, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, or any other applicable Requirement of Law, including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) No Credit Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Credit Party and its Subsidiaries, no such obligation has been threatened in writing, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no act, omission, event, or circumstance of which any Credit Party or any of its Subsidiaries has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Credit Party or its Subsidiaries, and, to each Credit Party’s and its Subsidiary’s knowledge, no Credit Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Public Health Laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There has not been any violation of any Public Health Laws by any Credit Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would reasonably be expected, in the aggregate, to have a Material Adverse Effect. As of the ~~Closing~~ Restatement Effective Date, to the knowledge of each Credit Party and each of their respective Subsidiaries, there are no civil or criminal proceedings relating to any Credit Party or any of its Subsidiaries or any officer, director or employee of any Credit Party or Subsidiary of any Credit Party that involve a matter within the FDA’s jurisdiction.

(d) As of the ~~Closing~~ Restatement Effective Date, no Credit Party nor its Subsidiaries is undergoing any inspection related to the Regulatory Matters that would reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(e) During the period of three calendar years immediately preceding the ~~Closing~~ Restatement Effective Date, no Credit Party nor any Subsidiary of any Credit Party has introduced into commercial distribution any Products manufactured by or on behalf of any Credit

Party or any Subsidiary of a Credit Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Credit Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the Ordinary Course of Business) of research, manufacturing, distribution, or commercialization activity, and to the knowledge of each Credit Party and its Subsidiaries, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; or (ii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or threatened in writing against any Credit Party or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors, employees, agents, or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Credit Party nor any Subsidiary of any Credit Party nor, to their knowledge, any of their respective officers, directors, employees, agents or contractors who in each case furnish items or services payable under a federal health care program have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No officer and to the knowledge of each Credit Party and its Subsidiaries, no employee or agent of any Credit Party or its Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA; (B) failed to disclose a material fact required to be disclosed to the FDA; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g) Except as set forth in Schedule 3.29, as of the ~~Closing~~ Restatement Effective Date, no Credit Party nor any Subsidiary of any Credit Party has granted material rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products to any other Person nor is any Credit Party or any of its Subsidiaries bound by any agreement that materially and adversely affects any Credit Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products.

3.30 Offering of Notes. Neither any Credit Party nor any agent acting on its behalf has, directly or indirectly, offered the Notes for sale to, or solicited any offers to buy the Notes from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchasers, and neither any Credit Party nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes (or any guarantee thereof) to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. Without limiting the foregoing, the sale of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Notes, no form of general solicitation or general advertising was used by any Credit Party or any agent acting on its behalf, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No similar securities (other than any securities under the First Lien Credit Agreement) have been issued and sold by the Issuer within the six-month period immediately prior to the Original Closing Date. The Notes are not of the same class as securities of the Issuer listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Note, Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied or any Term Loan Commitment outstanding:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Issuer shall deliver to the Purchasers by Electronic Transmission:

(a) as soon as available, but not later than (i) one hundred and fifty (150) days after the end of the Fiscal Year ended December 31, 2016, and (ii) one hundred and twenty (120) days after the end of each Fiscal Year ending thereafter, a copy of the audited consolidated balance sheets of Holdings and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year (or, at the Issuer’s election (x) for the Fiscal Year ending December 31, 2016, the portion of such Fiscal Year from the Original Closing Date through December 31, 2016 and (y) for the Fiscal Year ending December 31, 2017, the portion of such Fiscal Year from January 1, 2017 through the Restatement Effective Date (which shall not include Spinal Elements and its Subsidiaries) (provided that if the Issuer delivers such audited financial statements without Spinal Elements and its Subsidiaries for the portion of such Fiscal Year from January 1, 2017 through the

Restatement Effective Date, then the Issuer shall deliver to the Purchasers a copy of the audited consolidated balance sheets of Holdings and each of its Subsidiaries (which shall include Spinal Elements and each of its Subsidiaries) for the period from the Restatement Effective Date through December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period from the Restatement Effective Date through December 31, 2017)), setting forth in each case in comparative form the applicable figures for the previous Fiscal Year (to the extent available (provided that, for the avoidance of doubt, such comparative financial statements shall not be required to include the financial results of Spinal Elements for the period prior to the Restatement Effective Date Merger)), and accompanied by the report of BDO USA, LLP or any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to the Required Purchasers which report shall (i) contain an opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status;

(b) as soon as available, but not later than (i) sixty (60) days after the end of each Fiscal Quarter ending after the Original Closing Date through December 31, 2017, and (ii) forty-five (45) days after the end of each Fiscal Quarter ending thereafter (in each case, including the last Fiscal Quarter of each year), a copy of the unaudited consolidated balance sheets of Holdings and each of its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter, and for the portion of the Fiscal Year then ended, all certified on behalf of Holdings by an appropriate Responsible Officer of Holdings as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c) as soon as available, but not later than (i) forty-five (45) days after the end of each fiscal month ending after the Original Closing Date through December 31, 2017, and (ii) thirty (30) days after the end of each fiscal month ending thereafter (in each case, excluding the last fiscal month of a Fiscal Quarter), a copy of the unaudited consolidated balance sheets of Holdings and each of its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of Holdings by an appropriate Responsible Officer of Holdings as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2 Certificates; Other Information. The Issuer shall furnish to each Purchaser by Electronic Transmission:

(a) together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Issuer, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(d) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Issuer by a Responsible Officer of the Issuer;

(c) promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) as soon as available and in any event no later than sixty (60) days after the last day of each Fiscal Year, projections of the Credit Parties’ (and their Subsidiaries) consolidated balance sheet, consolidated statements of income and cash flows for the forthcoming Fiscal Year on a month by month basis (including assumptions made in the build-up of such projections), it being understood that actual results may differ materially from forecasted or projected amounts;

(e) promptly upon receipt thereof, copies of any final reports submitted by the Issuer’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(f) from time to time, if Agent or the Required Purchasers reasonably determine that obtaining appraisals is necessary in order for Agent or any Purchaser to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent or the Required Purchasers may, or may require the Issuer to, in either case at the Issuer’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent and the Required Purchasers stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent or the Required Purchasers (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(g) a certification by a Responsible Officer of the Issuer setting forth in reasonable detail any Margin Stock owned by each Credit Party and each Subsidiary of each Credit Party as of the last day of such Fiscal Quarter (such certification to be included in the Compliance Certificate delivered in respect of such Fiscal Quarter);

(h) [reserved];

(i) promptly upon receipt thereof, annual insurance reports received by any Credit Party or any Subsidiary thereof; and

(j) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent or the Required Purchasers may from time to time reasonably request.

4.3 Notices. The Issuer shall notify promptly Agent and each Purchaser of each of the following (and in no event later than five (5) Business Days (or, in the case of clause (c) below, ten (10) Business Days) after a Responsible Officer becomes aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or noncompliance with, any Requirement of Law, which in either case would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (i) in which the amount of damages claimed is $750,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Note Document or any Restatement Effective Date Related Agreement, or (iv) that alleges material violations of any Public Health Law;

(e) (i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar notice under Environmental Law that would have a reasonable likelihood of resulting in a Material Adverse Effect, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of real estate, if such acquisition or lease would have a reasonable likelihood of resulting in a Material Adverse Effect;

(f) (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) that an ERISA Event has occurred, a notice describing such ERISA Event, and any action that the applicable ERISA Affiliate proposes to take with respect thereto, if known, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Purchasers pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i) any labor controversy resulting in or reasonably likely to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder);

(k) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any written request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(l) any event giving rise to a mandatory prepayment pursuant to Section 1.8 hereof; and

(m) (i) any notice received by a Credit Party or any of its Subsidiaries that the FDA or any other similar Governmental Authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters, or labeling of the Products of the Credit Parties or their respective Subsidiaries; (ii) any Credit Party or any of its Subsidiaries becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter, consent decree, or other written notice by the FDA or any comparable Governmental Authority indicating serious deficiencies; (iii) any Product of any Credit Party or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product (or, to the knowledge of any Credit Party, the same threatened against any Credit Party or its respective Subsidiaries), which could, individually or in the aggregate, have a Material Adverse Effect; and (iv) any voluntary withdrawal or recall of any Product by any Credit Party or any of its Subsidiaries, in each case, covering an aggregate amount of $750,000 or greater or which would, in the aggregate, have a Material Adverse Effect.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of the Issuer, setting forth details of the occurrence referred to therein, and stating what action the Issuer or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Note Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Issuer’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d) preserve or renew all of its registered Trademarks the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) not knowingly conduct its business and affairs in a manner that infringes or interferes with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its tangible Property which is used or useful in its business in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof (other than, in each case, the abandonment or lapse of Patents, Trademarks, Copyrights and other Intellectual Property no longer commercially practicable, used or desirable in the Ordinary Course of Business) except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Issuer) of a nature and providing such coverage as is sufficient and as is consistent with past practices of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or, subject to the terms of the Intercreditor Agreement, lenders loss payee as agent for the Purchasers, as appropriate. Subject to the terms of the Intercreditor Agreement, all policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to the Required Purchasers, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee and, as applicable to real property, as a mortgagee, as agent for the Purchasers) and extra expense and business interruption endorsements. Any such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent (which shall promptly deliver a copy of such notice to the Purchasers) at least thirty (30) days’ (or ten (10) days’ in the case of cancellation for non-payment of premiums) prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall, subject to the terms of the Intercreditor Agreement, direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. The Required Purchasers reserve the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) Unless the Credit Parties provide the Purchasers with evidence of the insurance coverage required by this Agreement (including Flood Insurance, if applicable) Agent (acting at the direction of the Required Purchasers) may purchase insurance (including Flood Insurance, if applicable) at the Credit Parties’ expense to protect Agent’s and Purchasers’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage purchased by Agent may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Issuer may later cancel any insurance purchased by Agent, but only after providing Agent and the Purchasers with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges such Purchaser may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Issuer may be able to obtain on its own.

4.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective material obligations and liabilities, including:

(a) all material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are (i) not yet overdue or (ii) being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b) all material lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition (other than the imposition of Permitted Liens) or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) the performance of all obligations (other than obligations with respect to Indebtedness) under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Restatement Effective Date Related Agreements (other than the First Lien Indebtedness Documents), except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Title IV Plan.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Credit Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Requirements of Law, in each case, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice at times to be mutually agreed by the Required Purchasers and such Credit Party once per calendar year (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Purchasers shall have access at any and all times during the continuance thereof): (a) provide access to such property to such Purchaser as the Required Purchasers may designate (the “Designated Purchaser”) and any of its Related Persons; and (b) permit the Designated Purchaser and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies from all of such Credit Party’s books and records, in each instance, at the Credit Parties’ expense; provided that the Credit Parties shall only be obligated to reimburse the Purchasers for the reasonable and documented expenses of one such field examination, audit and inspection per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Purchaser may accompany the Designated Purchaser or its Related Persons in connection with any inspection at such Purchaser’s expense.

4.10 Use of Proceeds. The Issuer shall use the proceeds of the Term Loans (other than Incremental Term Loans) solely as follows: (i) first, to refinance on the Original Closing Date, Prior Indebtedness and to replace, backstop or cash collateralize existing letters of credit, and thereafter, to pay on the Original Closing Date a portion of the purchase price for the Closing Date Merger, and (ii) to pay costs and expenses of the Closing Date Related Transactions and costs and expenses required to be paid pursuant to Section 2.1. The Issuer shall use the proceeds of the Incremental Term Loans solely (A) (i) to pay the purchase price for a Permitted Acquisition and other Investments permitted by Section 5.4, (ii) to refinance existing Indebtedness of any Target acquired in connection therewith and (iii) to pay related costs and expenses and (B) for working capital and/or for other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement. Notwithstanding the foregoing, the Issuer shall be permitted to use the proceeds of any Incremental Term Loans to replenish cash on the balance sheet of the Issuer and its Subsidiaries, in each case, previously used for a purpose otherwise permitted under this Section 4.10 (to the extent used within ninety (90) days prior to the funding of such Incremental Term Loan).

4.11 Cash Management Systems. Each Credit Party shall, not later than the earlier of (a)(i) sixty (60) days after the Original Closing Date (or such longer period as approved by the Required Purchasers in their sole discretion) or (ii) sixty (60) days after the opening of any such account (or such longer period as approved by the Required Purchasers in their sole discretion) after the Original Closing Date, as applicable, and (b) the date on which such Credit Party enters into any of the foregoing agreements with the applicable depository, securities intermediary or commodities intermediary in connection with the First Lien Credit Agreement, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any Excluded Account (as defined in the Guaranty and Security Agreement)) as of or after the Original Closing Date; provided that, if such depository, securities intermediary or commodities intermediary does not allow for more than one Control Agreement to be entered into with respect to the applicable account, the requirement in this sentence shall be deemed to be satisfied to the extent such depository, securities intermediary or commodities intermediary has entered into a Control Agreement with respect to such account with the First Lien Agent. Control Agreements shall permit Credit Parties to withdraw or otherwise dispose of funds deposited in or credited to any account that is subject to a Control Agreement until, subject to the terms of the Intercreditor Agreement, Agent delivers to the applicable depository, securities intermediary or commodities intermediary a notice of exclusive control or other similar notice, and Agent agrees that it shall not deliver any such notice unless, in each case, an Event of Default has occurred and is continuing and the Required Purchasers have directed Agent to so deliver such notice.

4.12 Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each Leased Real Estate where any material books and records are stored or located, bailee in possession of any material books and records, or mortgagee of Owned Real Estate with respect to each location where any material books and records are stored or located, which agreement shall be reasonably satisfactory in form and substance to the Required Purchasers.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Purchasers (other than financial projections) do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein, when taken as a whole, not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Purchasers and correct any such defect or error that may be discovered therein or in any Note Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by the Purchasers, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Required Purchasers may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Note Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “funds certain provisions” with respect to perfection of Liens on assets acquired in a Permitted Acquisition or other Investment permitted hereunder, to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Purchasers, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries), promptly after formation or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, substantially all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Purchasers and, notwithstanding the foregoing, each Credit Party shall pledge, and shall cause Holdings and each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) to pledge, all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of outstanding non-voting Stock and Stock Equivalents of each Excluded Domestic Holdco and First Tier Foreign Subsidiary (in each case, directly owned by a Credit Party), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary. The Credit Parties shall deliver, or cause to be delivered, to the Purchasers, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by the Purchasers, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to the Required Purchasers and, to the extent applicable, substantially similar to the opinions delivered on the Restatement Effective Date), in each instance with respect to each Credit Party formed or acquired after the Restatement Effective Date. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent (or to First Lien Agent as Agent’s bailee for perfection purposes), irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of any Credit Party acquires fee title to any real estate with a fair market value in excess of $2,000,000, within ninety (90) days of such acquisition (or such later date as may be agreed by the Required Purchasers in their sole discretion), such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent and the Purchasers, (v) to the extent necessary to obtain the lender’s title insurance policy referred to in clause (w) below or, if applicable, to satisfy the Flood Insurance requirements of Section 4.6(a), an appraisal complying with FIRREA, (w) a fully executed Mortgage, in form and substance reasonably satisfactory to the Required Purchasers, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Required Purchasers, in form and substance and in an amount reasonably satisfactory to the Required Purchasers (but in no event exceeding one hundred twenty percent (120%) of the value of such property as reasonably determined by Issuer) insuring that the Mortgage is a valid and enforceable second priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens); provided that, solely with regard to real estate located in jurisdictions that calculate mortgage recording fees and mortgage taxes solely based on the appraised value of such real estate, the amount of Obligations secured by each such mortgage shall not exceed one hundred twenty percent (120%) of the appraised value of such real estate (or such lesser amount as shall be agreed to by the Required Purchasers), and (y) then current A.L.T.A. surveys (or such other survey alternative as is acceptable to the Required Purchasers), certified to Agent by a licensed surveyor (unless the Required Purchasers accept a survey alternative in lieu of an A.L.T.A survey) sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception. In the event any Credit Party or any Subsidiary of any Credit Party acquires any Real Estate having a fair market value in excess of $2,000,000 (other than any Real Estate acquired for use primarily as administrative or sales offices), at the request by the Required Purchasers, the Credit Parties shall cause to be delivered to Agent and the Purchasers, reasonably prior to such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to the Required Purchasers, in form and substance satisfactory to the Required Purchasers. In addition to the obligations set forth in Section 4.6(a), within forty-five

(45) days (or such longer period as approved by Agent in its sole discretion) after written notice from Agent or the Required Purchasers to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 4.6(a). Notwithstanding anything herein to the contrary, no Credit Party (i) shall be obligated to take any action to perfect any security interest under the laws of any jurisdiction outside of the United States of America or any State or territory of the United States in any part of the Collateral and (ii) makes any representation as to the perfection of such Collateral.

(c) Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the funding of an Incremental Term Loan, as determined by the Required Purchasers in their reasonable discretion, the applicable Credit Party to any Mortgages shall within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of the Required Purchasers, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Required Purchasers (and to the extent applicable, substantially similar to the form of the Mortgage on the applicable Real Estate theretofore held by Agent), (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Required Purchasers insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1) and (iii) deliver, at the request of the Required Purchasers, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority (to the extent required by this Agreement) of the Lien of the Mortgages as security for the Obligations.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate under its control, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Required Purchasers at any time have a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities that, in either case, would reasonably be expected to result in a Material Adverse Effect, then each Credit Party shall, promptly upon receipt of request from the Required Purchasers, cause the performance of, and allow the Purchasers and their Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Required Purchasers may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by any Purchaser or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Required Purchasers and shall be in form and substance reasonably acceptable to the Required Purchasers.

4.15 Restatement Effective Date Merger. The Issuer shall cause the Restatement Effective Date Merger to be consummated, and become effective, on the Restatement Effective Date in accordance with the terms of the Restatement Effective Date Merger Agreement and applicable Requirements of Law. The Issuer shall deliver to the Purchasers within one Business Day after the Restatement Effective Date of the Certificate of Merger evidencing the Restatement Effective Date Merger certified by the appropriate Governmental Authorities.

4.16 Post-Closing Covenant. The Issuer shall satisfy the requirements and/or provide to Agent and the Purchasers each of the documents, instruments, agreements and information set forth on Schedule 4.16, in form and substance acceptable to the Required Purchasers, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Required Purchasers in their sole discretion, each of which shall be completed or provided in form and substance satisfactory to the Required Purchasers.

4.17 Amendments to Certain Agreements. Upon entering into any amendment or other modification of the First Lien Credit Agreement or any extension, renewal, replacement, refinancing or any other form of refunding of the First Lien Credit Agreement (a “Replacement Credit Agreement”) or any amendment or other modification of any Replacement Credit Agreement, in any such case (each being a “Modifying Agreement”) pursuant to which covenants or events of default are changed or added (or having the same effect as such a change or addition), the Credit Parties shall (1) promptly, and in any event within two (2) Business Days provide written notice thereof to each Purchaser describing such Modifying Agreement in reasonable detail and (2) offer to enter into an amendment of this Agreement within five Business Days of consummating such Modifying Agreement to make corresponding changes or additions herein in respect of covenants and events of default; provided that, as to covenants which set forth any requisite ratio or compliance amount, such ratio and compliance amount may be less onerous upon the Credit Parties in the same proportion as comparable provisions are less onerous hereunder on the Restatement Effective Date.

4.18 Board Observation Rights. The Credit Parties shall permit or cause to be permitted one (1) person designated by the Designated Purchaser (which person, if not an employee of the Designated Purchaser or its Affiliates, shall be reasonably acceptable to the Issuer) to attend each regularly scheduled, special and other meeting (including telephonic meetings) of the Primary Board as a non-voting observer (in such capacity, a “Non-Voting Observer”). Notice of the time and place of each such meeting shall be given to Designated Purchaser in the same manner and at the same time as notice is given to the members of the Primary Board. The Designated Purchaser shall be given copies of all notices, reports, minutes, consents and other documents and materials at the time and in the manner as are provided to the Primary Board. The Issuer shall reimburse the Designated Purchaser for all reasonable out-of-pocket costs and expenses incurred by the Non-Voting Observer in connection with traveling to and from and attending meetings of the Primary Board. Notwithstanding the foregoing, the Non-Voting Observer may be excluded from access to any meeting of the Primary Board or material relating thereto (or any portion thereof) if (A) the Non-Voting Observer has not agreed to maintain the confidentiality of such information in accordance with Section 9.10 or (B) legal counsel for the Issuer has determined that such access would (i) prevent the members of the Primary Board from engaging in attorney-client privileged communication with counsel or (ii) result in a conflict of interest with the Designated Purchaser, so long as, in each case, the Issuer notifies the Designated Purchaser of such determination.

ARTICLE V

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Note, Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied or any Term Loan Commitment outstanding:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Restatement Effective Date and set forth in Schedule 5.1, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under any Note Document;

(c) Liens for Taxes (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment, appeal bonds or judicial attachment liens not constituting an Event of Default under Section 7.1(h) or (i);

(g) easements, covenants, conditions, rights-of-way, equitable servitudes, zoning and other restrictions (including covenants or conditions contained in licenses or agreements), minor defects or other irregularities in title, building codes and other laws, ordinances, regulations, rules, orders or determination of any Governmental Authority now or hereafter enacted or other governmentally established restrictions or encumbrances, and other similar encumbrances on the Real Estate which do not in any case interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing, improving, repairing or replacing such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within one hundred twenty (120) days after the acquisition, construction, improvement, repair or replacement thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property (other than in respect of accrued interest, fees and expenses related to any refinancing thereof which are added to principal);

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement and any Liens granted by such lessor or sublessor;

(k) Liens arising from the filing of precautionary UCC financing statements with respect to any lease permitted by this Agreement;

(l) licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Subsidiary of the Issuer in the Ordinary Course of Business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q) [reserved];

(r) Liens on cash or Cash Equivalents delivered to the provider of Rate Contracts (other than providers party to a First Lien Indebtedness Document) as security for the obligations thereunder up to an aggregate amount equal to $1,100,000;

(s) Liens consisting of an agreement to sell Property which is the subject of an asset purchase agreement in connection with an asset disposition permitted by Section 5.2;

(t) Liens consisting of earnest money deposits made in connection with Permitted Acquisitions or Investments permitted hereunder;

(u) Liens on assets of a Subsidiary acquired pursuant to a Permitted Acquisition so long as such Liens (i) were not incurred in anticipation or contemplation of such Permitted Acquisition, (ii) do not extend to assets not subject to such Lien at the time of such Permitted Acquisition and (iii) would otherwise constitute Permitted Liens hereunder or encumber assets of such Subsidiary (other than Stock of such Subsidiary) with an aggregate fair market value not in excess of $1,100,000;

(v) Liens on Property of any Foreign Subsidiary that is not a Credit Party securing Indebtedness of such Foreign Subsidiary permitted under Section 5.5(m);

(w) Liens on Stock or Stock Equivalents of a Permitted Joint Venture securing obligations of such Permitted Joint Venture;

(x) Liens on Real Estate securing obligations other than Indebtedness and which are disclosed on mortgage title insurance policies delivered hereunder to Agent and the Purchasers, so long as such Liens have been consented to by the Required Purchasers in the exercise of their good faith judgment;

(y) Liens, if any, expressly permitted by Mortgages;

(z) Replacement Liens on the Property subject to Liens permitted by Section 5.1(h), 5.1(i) and 5.1(u) which do not extend to any other Property and are established in connection with renewal, extension, refinancing or refunding of Indebtedness secured thereby permitted by Section 5.5;

(aa) Liens securing Indebtedness permitted under Section 5.5(f);

(bb) other Liens so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $1,100,000;

(cc) Liens on (i) insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 5.5(r) and (ii) deposits made in the Ordinary Course of Business to secure liabilities for premiums to insurance carriers; provided that all such Liens shall not secure any amounts in the aggregate in excess of the amount equal to six (6) months of insurance premiums;

(dd) Liens consisting of initial prepayments and security deposits in connection with leases, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation; and

(ee) Liens on medical technology and/or related intellectual property in favor of any seller or vendor thereof, to the extent acquired by a Credit or its Subsidiaries pursuant to an installment or deferred purchase price arrangement between such seller or vendor (or, in each case, any Affiliate of seller or vendor) and any Credit Party or its Subsidiaries, so long as the aggregate outstanding principal amount of any Indebtedness secured thereby does not exceed $2,750,000.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a) (i) dispositions of Inventory in the Ordinary Course of Business, (ii) dispositions of used, worn-out or surplus equipment or other Property, or any sale, transfer, assignment, disposition, abandonment or lapse of Intellectual Property that is no longer commercially practicable, usable or desirable in the conduct of business, all in the Ordinary Course of Business, (iii) the leasing (including subleases) or licensing (including sublicensing) of intellectual property in the Ordinary Course of Business and which do not materially interfere with the business of the Issuer and its Subsidiaries, taken as a whole, and (iv) returns of medical technology and/or related intellectual property to the seller or vendor thereof in exchange for a cancellation or a substantial reduction of the obligations of a Credit Party or its Subsidiary thereunder;

(b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided in each case that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than seventy percent (70%) of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries shall not exceed $1,100,000 in any Fiscal Year and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(c) dispositions of Cash Equivalents;

(d) dispositions or discounts of delinquent notes or accounts receivable in connection with compromise, write down or collection thereof in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization pursuant to Section 5.4(e);

(e) dispositions or other transfers of Property (i) by any Credit Party to a Subsidiary that is not a Credit Party in transactions permitted by Section 5.4(b) so long as the fair market value of Property disposed of, when combined with Investments permitted by Section 5.4(b), do not exceed the amount set forth in Section 5.4(b), (ii) by any Credit Party or a Subsidiary thereof to another Credit Party (other than Holdings) and (iii) by any Subsidiary that is not a Credit Party to any Credit Party or any other Subsidiary that is not a Credit Party;

(f) dispositions of warrants to purchase up to 250,000 shares of common stock of Vivex Biomedical, Inc. (to the extent in existence on the Restatement Effective Date) on or after the Restatement Effective Date;

(g) any Event of Loss that constitutes a Disposition;

(h) transactions permitted under Sections 5.3;

(i) dispositions of Investments permitted by Section 5.4(p) in Permitted Joint Ventures to the extent required by, or made pursuant to, any buy/sell arrangement among relevant joint venture parties;

(j) dispositions of Property of a Foreign Subsidiary as a result of enforcement of Liens permitted on such Property by Section 5.1(v);

(k) transactions permitted under Section 5.1(l);

(l) terminations of leases by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business that do not interfere in any material respect with the business of the Credit Parties or their Subsidiaries; and

(m) trade-ins and exchanges of equipment with third parties conducted in the Ordinary Course of Business to the extent substantially comparable (or better) equipment used in the operation of the business of any Credit Party is obtained in exchange therefor.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Permitted Acquisitions, the Closing Date Merger and the Restatement Effective Date Merger and except upon not less than five (5) Business Days’ prior written notice to the Purchasers, (a) any Subsidiary of the Issuer may merge, consolidate with or into, or dissolve or liquidate into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, the Issuer or a Wholly-Owned Subsidiary of the Issuer which is a Domestic Subsidiary and a Credit Party, provided that the Issuer or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and all actions reasonably required by the Required Purchasers, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed, and (b) any Foreign Subsidiary may merge, consolidate with or into or dissolve or liquidate into or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, another Foreign Subsidiary; provided that, if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity.

5.4 Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary (which shall be permitted only to the extent an Investment under this Section 5.4 is permitted), or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Issuer, any Affiliate of the Issuer or any Subsidiary of the Issuer (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) extensions of credit and other Investments by (i) any Credit Party (other than Holdings) to any other Credit Party (other than Holdings), (ii) the Issuer or any Domestic Subsidiary of the Issuer to Foreign Subsidiaries of the Issuer not to exceed, when combined with dispositions permitted under Section 5.2(e)(i), $3,300,000 in the aggregate at any time outstanding for all such extensions of credit and other Investments and, to the extent applicable, dispositions; provided that, if the extensions of credit described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, subject to the terms of the Intercreditor Agreement, and have such terms as the Required Purchasers may reasonably require and (iii) a Foreign Subsidiary of the Issuer to another Foreign Subsidiary of the Issuer (it being understood and agreed that this Section 5.4(b) does not permit any extensions of credit or Investments in joint ventures or similar arrangements);

(c) loans and advances to current or former employees, officers, directors, consultants and advisors in the Ordinary Course of Business or in connection with relocations, indemnification or reimbursement in respect of liabilities relating to them serving in any such capacity, including business travel and entertainment expenses not to exceed $715,000 in the aggregate at any time outstanding;

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(f) Investments consisting of loans made by the Issuer (or any parent company of the Issuer) to officers, directors and employees of a Credit Party or any Subsidiary of a Credit Party which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of the Issuer (or any parent company of the Issuer); provided that the proceeds of any such loan made in reliance on this clause (f) shall be contributed to the Issuer in connection with such purchase of Stock or Stock Equivalents;

(g) Investments existing on the ~~Closing~~ Restatement Effective Date and set forth on Schedule 5.4;

(h) Investments comprised of Contingent Obligations permitted by Section 5.9;

(i) Permitted Acquisitions;

(j) (i) Investments to consummate the Closing Date Related Transactions on the Original Closing Date in accordance with the provisions of the Closing Date Related Agreements and (ii) Investments to consummate the ~~Closing~~ Restatement Effective Date Related Transactions on the ~~Closing~~ Restatement Effective Date in accordance with the provisions of the ~~Closing~~ Restatement Effective Date Related Agreements (without duplication of sub-clause (i) above);

(k) to the extent constituting an Investment, Capital Expenditures permitted hereunder;

(l) to the extent constituting an Investment, transactions permitted by Section 5.3;

(m) to the extent constituting an Investment, Rate Contracts permitted by Section 5.9(b);

(n) to the extent constituting an Investment, Restricted Payments permitted by Section 5.11(c);

(o) Investments by Subsidiaries of the Issuer that are not Credit Parties in a Credit Party (other than Holdings) as long as, to the extent such Investments consist of extensions of credit, such obligations are subordinated to the Obligations on terms and pursuant to documentation reasonably satisfactory to the Required Purchasers;

(p) Investments in joint ventures or similar arrangements of the Credit Parties (other than Holdings) entered into after the ~~Closing~~ Restatement Effective Date that in each case do not constitute a Subsidiary thereof; provided that with respect to such joint ventures or similar arrangements, (i) no Credit Party and no Subsidiary of any Credit Party has any liability for the obligations of such joint venture or similar arrangement and such Person’s liability is limited to the Investments therein that are permitted by the following clause (ii) and (ii) such Investments do not exceed $1,000,000 (net of any repayments, dividends or distributions constituting return of capital in respect thereto actually received in cash by the Issuer or its Subsidiaries) in an aggregate amount at any one time outstanding for all such joint ventures or similar arrangements (the joint venture or similar arrangement described in this Section 5.4(p) is herein referred to as a “Permitted Joint Venture”);

(q) to the extent constituting an Investment, deposits permitted by Section 5.1(e) or 5.1(t);

(r) other Investments (other than Investments in joint ventures or similar arrangements) not to exceed $3,300,000 in the aggregate at any time outstanding; and

(s) to the extent constituting an Investment, purchases of contract rights or licenses or leases of Intellectual Property by a Credit Party or a Subsidiary thereof, in each case in the Ordinary Course of Business.

Notwithstanding anything to the contrary set forth above, the Credit Parties and their Subsidiaries may hold Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 5.4.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof and permitted pursuant to Section 5.9 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(c) Indebtedness existing on the ~~Closing~~ Restatement Effective Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $~~3,300,000~~ 5,500,000 (inclusive of such Indebtedness outstanding as of the ~~Closing~~ Restatement Effective Date) in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b);

(f) First Lien Indebtedness and, subject to the Intercreditor Agreement, Permitted Refinancings thereof, in an aggregate principal amount not to exceed the Maximum First Lien Principal Amount (as defined in the Intercreditor Agreement); provided that no First Lien Indebtedness may be held by or owed to, directly or indirectly, the Issuer or any of its Affiliates (except to the limited extent permitted under Section 9.9(b) of the First Lien Credit Agreement as in effect on the ~~date hereof~~Restatement Effective Date);

(g) [reserved];

(h) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the Ordinary Course of Business; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished within five (5) Business Days;

(i) Indebtedness owing to sellers constituting consideration for Permitted Acquisitions which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to the Required Purchasers; provided that, with respect to any such Permitted Acquisition, the sum of such Indebtedness owing to sellers shall not exceed 10% of the total consideration paid for such Permitted Acquisition;

(j) Indebtedness arising out of Permitted Acquisitions and consisting of obligations of any Credit Party under provisions relating to indemnification~~, adjustment of purchase price with respect thereto based on changes in working capital~~ and earn-outs based on the income generated by the assets acquired in any such Permitted Acquisition after the consummation thereof; provided that with respect to any such Permitted Acquisition, the maximum amount of such earn-outs payable in connection with such Permitted Acquisition shall not exceed $5,500,000, unless, at the time of such Permitted Acquisition, the Leverage Ratio on a pro forma basis would be less than or equal to 4.75 to 1.00 after giving effect to such Permitted Acquisition (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder), in which case there shall be no limitation on the maximum amount of such earn-outs (other than as provided in the definition of Permitted Acquisitions);

(k) Indebtedness assumed in connection with Permitted Acquisitions or Indebtedness of any Person existing at the time such Person is merged with or into or consolidated with, or becomes a Subsidiary of, the Issuer or any Subsidiary of the Issuer in connection with Permitted Acquisitions; provided that (i) such Indebtedness is not incurred in connection with or in contemplation of such other Person merging with or into, or becoming a Subsidiary of the Issuer or such Subsidiary, (ii) such Indebtedness is not subject to any Contingent Obligations except Contingent Obligations of Persons acquired in such Permitted Acquisition not created in connection with, or in contemplation of, such Permitted Acquisition, and (iii) the aggregate principal amount of such Indebtedness shall not exceed $1,650,000 at any time outstanding;

~~(l) Indebtedness of the Issuer consisting of (x) redemption obligations with respect to Stock or Stock Equivalents issued to current or former directors, officers and employees the extent such redemption is permitted by Section 5.11(b) and (y) promissory notes issued by the Issuer to current or former directors, officers and employees to redeem Stock or Stock Equivalents issued to such director, officer or employee to the extent such redemption is permitted by Section 5.11(b);~~

(l) [reserved];

(m) Indebtedness incurred by a Foreign Subsidiary that is not a Credit Party for working capital or other general corporate purposes in an aggregate principal outstanding amount not exceeding $3,300,000 (or its equivalent in another currency or currencies) at any time which is not guaranteed by any Credit Party or its Subsidiaries or secured by the assets or Stock of any Credit Party or its Subsidiaries other than the assets of such Foreign Subsidiary or Stock of such Subsidiary that is not required to be pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations;

(n) Indebtedness under Rate Contracts permitted pursuant to Section 5.9(b);

(o) [reserved];

(p) (i) other unsecured Indebtedness not exceeding $5,500,000 in the aggregate at any time outstanding, of which no more than $2,750,000 shall constitute Indebtedness that is not Subordinated Indebtedness, and (ii) to the extent that the Leverage Ratio on a pro forma basis would be less than or equal to 4.75 to 1.00 immediately after giving effect to the incurrence thereof (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder), additional unsecured Indebtedness not exceeding $8,250,000 in the aggregate at any time outstanding;

(q) Indebtedness incurred in the Ordinary Course of Business in respect of netting services, overdraft protections, employee credit card programs and other similar services in connection with cash management and deposit accounts, Indebtedness in connection with drafts payable for payroll and other ordinary course expense items, and Indebtedness owed to depository banks for returned items incurred in the Ordinary Course of Business;

(r) Indebtedness incurred in the Ordinary Course of Business to finance insurance policy premiums;

(s) Indebtedness consisting of reimbursement obligations under appeal bonds and guaranties thereof and letters of credit required in the Ordinary Course of Business or in connection with the enforcement of rights or claims of any Credit Party or its Subsidiaries, in each case to the extent a letter of credit supports in whole or in part the obligations of any Credit Party or any of its Subsidiaries with respect to such bonds, guaranties and letters of credit;

(t) other Indebtedness not exceeding $1,100,000 in the aggregate at any time outstanding; and

(u) Indebtedness consisting of installment or deferred purchase price arrangements between a seller or vendor (or, in each case, any Affiliate of seller or vendor) of medical technology and/or related intellectual property and any Credit Party or its Subsidiaries, in an aggregate principal outstanding amount not exceeding $2,750,000.

For purposes of determining compliance with this Section 5.5, in the event that an item of Indebtedness meets the criteria of more than one of the clauses of this Section 5.5, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 5.5 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause; provided that the Issuer would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.5.

5.6 Transactions with Affiliates. Except as set forth on Schedule 5.6, no Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Issuer or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement; or

(b) pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Issuer or such Subsidiary and which are disclosed in writing to the Purchasers if in excess of $1,000,000.

5.7 Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a) payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business (including reimbursement of any expenses and indemnities incurred in connection therewith);

(b) (i) (x) payment to directors and their affiliates for consulting, advisory and promotional services, (y) payment of reasonable and customary directors’ fees and expenses and (z) payment of fees and expenses in connection with consulting and related services by an operating partner of the Sponsor (or an Affiliate thereof), so long as such services and fees and expenses paid by any Credit Party in respect thereof, are substantially comparable to, or no less favorable to the Credit Parties than, the services, and the fees and expenses in respect of such services, that the Credit Parties could be expected to receive from, and pay to, a third party providing substantially similar services and do not exceed in the aggregate, with respect to all such items in this clause (i), $2,000,000 in any Fiscal Year of the Issuer and (ii) reimbursement of reasonable out-of-pocket expenses of directors and their affiliates in connection with such consulting, advisory and promotional services (including, without limitation, travel related expenses);

(c) (i) payment of a management fee to Kohlberg & Co., L.L.C. pursuant to the Management Agreement and not to exceed $500,000 per annum payable in equal quarterly installments; provided that the fees described in this clause (i) shall not be paid during any period while an Event of Default has occurred and is continuing under (A) Sections 7.1(a), (f) or (g) or would arise as a result of such payment or (B) any other provision of Section 7.1 unless, in the case of clause (B), the Fixed Charge Coverage Ratio would not be less than 1.00 to 1.00 on a pro forma basis after giving effect thereto; and (ii) payment of one-time transaction fees payable in accordance with the terms of the Management Agreement (as in effect on the ~~Closing~~ Restatement Effective Date); provided that the fees described in this clause (ii) shall not exceed two and one-half percent (2.5%) of the enterprise value of the applicable transaction if an Event of Default has occurred and is continuing under (A) Sections 7.1(a), (f) or (g) or would arise as a result of such payment or (B) any other provision of Section 7.1 and the Fixed Charge Coverage Ratio would be less than 1.00 to 1.00 on a pro forma basis after giving effect thereto; provided, further, that, in either case of foregoing clause (i) or (ii), any fees not paid due to the failure to meet such Fixed Charge Coverage Ratio or the existence of an Event of Default under Sections 7.1(a), 7.1(f) or 7.1(g) or would arise as a result of such payment, shall be deferred but shall continue to accrue while deferred and may be paid after the Fixed Charge Coverage Ratio would be equal to or greater than 1.00 to 1.00 on a pro forma basis after giving effect thereto as of the last day of two consecutive Fiscal Quarters or if no such Event of Default under Sections 7.1(a), 7.1(f) or 7.1(g) is continuing or would arise as a result of such payment, as applicable; and

(d) reimbursement of reasonable out-of-pocket costs and expenses to Kohlberg & Co., L.L.C. required to be paid pursuant to the Management Agreement.

5.8 Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Term Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the ~~Closing~~ Restatement Effective Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations (except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred in connection with such modification, extension or renewal) or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent for the benefit of the Secured Parties title insurance policies;

(e) subject to the limitations set forth in Section 5.5(j), Contingent Obligations arising with respect to customary indemnification obligations, adjustment of purchase price, earn-outs, non-compete, consulting and similar obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder, (ii) purchasers in connection with dispositions permitted under Section 5.2(b) and (iii) vendors in connection with contracts entered into in the Ordinary Course of Business;

(f) Contingent Obligations arising under letters of credit issued pursuant to the First Lien Credit Agreement;

(g) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings), which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(h) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;

(i) Contingent Obligations to insurers required in connection with workers’ compensation and other insurance coverage incurred in the Ordinary Course of Business;

(j) customary indemnification obligations in connection with sales, other dispositions and leases of Credit Parties permitted under this Agreement;

(k) to the extent constituting Contingent Obligations severance obligations under employment arrangements with employees and officers in the Ordinary Course of Business; and

(l) other Contingent Obligations not exceeding $1,100,000 in the aggregate at any time outstanding.

5.10 Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan (other than any Title IV Plan) that would reasonably be expected to have a Material Adverse Effect.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Issuer may declare and pay dividends to the Issuer or any Wholly-Owned Subsidiary of the Issuer and except that:

(a) Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

~~(b) the Issuer may redeem from current or former officers, directors and employees Stock and Stock Equivalents or may make distributions to Holdings which are immediately used by Holdings to redeem from current or former officers, directors and employees Stock and Stock Equivalents; provided, in each case, all of the following conditions are satisfied~~:

~~(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;~~

~~(ii) after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Section 6.2 and Section 6.3, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;~~

~~(iii) the aggregate amount of such Restricted Payments shall not exceed $5,000,000 during the term of this Agreement; and~~

~~(iv) after giving effect to such Restricted Payment, Availability (calculated in accordance with the First Lien Credit Agreement as in effect on the Closing Date) is not less than $3,000,000;~~

(b) [reserved];

(c) the Credit Parties may make payments as when due and payable of any Subordinated Indebtedness permitted hereunder solely to the extent permitted under the applicable subordination agreement or other terms applicable thereto;

(d) in the event the Issuer files a consolidated, combined, unitary or similar type income Tax return with Holdings, the Issuer may make distributions to Holdings (and Holdings may make distributions of such amounts to its parent companies) to permit Holdings and any such parent company to (i) pay federal and state income Taxes then due and payable, franchise Taxes and (ii) other similar licensing expenses incurred in the ordinary course of business provided, that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by the Issuer and its relevant Subsidiaries had the Issuer not filed a consolidated, combined, unitary or similar type return with Holdings (and, if applicable, such parent company);

(e) the Issuer may make distributions to Holdings and Holdings may make distributions to its parent companies to permit Holdings (or its parent companies) to pay administrative expenses and corporate overhead, including, without limitation, legal and accounting fees and expenses, corporate maintenance costs, and other costs and expenses incurred by Holdings (or its parent companies) in the Ordinary Course of Business as long as the aggregate amount of all such distributions does not exceed $250,000 in any Fiscal Year;

(f) Issuer may make distributions to Holdings (and Holdings may make distributions of such amounts to its parent companies) to permit Holdings and any parent company to make payments in connection with the Specified Distributions; and

(g) as long as no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, the Credit Parties may make other Restricted Payments (other than redemptions by the Issuer of Stock or Stock Equivalents held by current or former officers, directors and employees of Holdings or its Subsidiaries or distributions by the Issuer to Holdings which are immediately used by Holdings to redeem Stock and Stock Equivalents from current or former officers, directors and employees of Holdings or its Subsidiaries) as long as the aggregate amount of all such Restricted Payments does not exceed $500,000 in any Fiscal Year.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the ~~date hereof~~ Restatement Effective Date (or which are incidental, ancillary or complementary thereto or are reasonable extensions thereof). Holdings shall not engage in any business activities or own any Property other than (i) ownership of its respective portion of the Stock and Stock Equivalents of the Issuer, (ii) activities and contractual rights incidental to maintenance of its corporate existence or to its participation in tax, accounting or other administrative matters as a member of the consolidated group of the Credit Parties, (iii) performance of its obligations under the Note Documents ~~and~~ , the Closing Date Merger Agreement and the Restatement Effective Date Related Agreements to which it is a party, (iv) issuing, selling and redeeming its own Stock or Stock Equivalents to the extent permitted under this Agreement, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to the holders of its Stock and Stock Equivalents, (vi) incurring liability under the Note Documents, Indebtedness and other obligations permitted to be incurred by it under this Agreement and liabilities imposed by a Requirement of Law, (vii) providing indemnification to its officers and directors, (viii) non-operational activities as necessary to consummate any Permitted Acquisition or any other Investment permitted under Section 5.4 and (ix) receipt and payment of dividends permitted by Section 5.11, (x) activities in connection with preparation for an Initial Public Offering and (xi) activities incidental to the foregoing.

5.13 Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any respect that could reasonably be considered materially adverse to Agent or Purchasers.

5.14 Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to the Purchasers and the acknowledgement of Agent and the Required Purchasers that all actions required by Agent and the Required Purchasers, including those to continue the perfection of its Liens, have been completed.

5.15 Amendments to Closing Date Related Agreements and other Agreements. (a) No Credit Party shall , and no Credit Party shall permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of any Closing Date Related Agreement (other than the First Lien Indebtedness Documents) or the Restatement Effective Date Merger Agreement, in each case, in a manner adverse to Agent or Purchasers or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Closing Date Related Agreement or any Restatement Effective Date Related Agreement, in each case, that would reasonably be expected to have a Material Adverse Effect.

(b) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any (i) First Lien Indebtedness Documents to the extent prohibited by the Intercreditor Agreement or (ii) any Subordinated Indebtedness not subject to a subordination agreement if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Purchasers.

5.16 No Negative Pledges.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Issuer or any other Credit Party except those contained in the First Lien Indebtedness Documents or in the documents evidencing other Indebtedness permitted hereunder but only to the extent not more restrictive than the restrictions contained in the First Lien Indebtedness Documents. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent securing Obligations, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(h) and 5.1(i), provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (ii) restrictions set forth in a lease of Real Estate if and to the extent same only apply to the Issuer’s leasehold estate created by such lease, and (iii) any prohibition or limitation that (A) exists pursuant to applicable Requirements of Law, (B) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property permitted under Section 5.2 pending the consummation of such sale or disposition, but only with respect to the property subject to such sale or disposition, (C) restricts licensing or sublicensing or assignment of a contract (provided nothing therein limits the ability of a party thereto to assign its interests in and to all proceeds derived from or in connection with such contract), or subletting or assignment of any lease governing a leasehold interest, of any Credit Party or Subsidiary thereof permitted hereunder or (D) consists of customary restrictions on the disposition of Real Estate interests found in reciprocal easement agreements of any Credit Party or any of its Subsidiaries which prohibit such dispositions without granting such reciprocal easements.

(b) No Credit Party shall issue any Stock or Stock Equivalents if such issuance would result in an Event of Default under Section 7.1(k). No Credit Party (other than Holdings) shall issue any Stock or Stock Equivalents unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties owned by Holdings are pledged to Agent as of the Restatement Effective Date.

5.17 OFAC; PATRIOT Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.27 and Section 3.28.

5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets unless any Indebtedness incurred pursuant thereto is permitted by Section 5.5 and any disposition of assets occurring pursuant thereto is permitted under Section 5.2.

5.19 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20 Limitation on Issuance of Subordinated Debt; Etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, create, incur, assume, suffer or permit to exist, guaranty, or in any other manner become liable with respect to, any Indebtedness that is subordinate in any way (whether lien priority, right of payment or otherwise) to any First Lien Indebtedness unless such Indebtedness is permitted by the terms of this Agreement and is Indebtedness that is subordinate in all respects to the Term Loans and the other Obligations pursuant to provisions satisfactory to the Required Purchasers; provided that nothing in this Section 5.20 shall prohibit any First Lien Indebtedness from being amended, tranched and/or reallocated as contemplated by Section 4.1(b) of the Intercreditor Agreement.

5.21 Regulatory. (i) To the extent that it could reasonably be expected to result in a Material Adverse Effect, not, and not permit any other Credit Party to introduce into commercial distribution any FDA Products which are, upon their shipment, adulterated or misbranded in violation of 21 U.S.C. § 331, and (ii) not, and not permit any other Credit Party to, make, and use best efforts to not permit any officer, employee or agent of any Credit Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any other governmental authority or agency; fail to disclose a material fact required to be disclosed to the FDA or any other governmental authority or agency; or commit an act, make a statement, or fail to make a statement that would reasonably be expected to provide the basis for the FDA or any other governmental authority or agency to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

ARTICLE VI

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Purchaser shall have any Term Loan Commitment hereunder, or any Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1 Capital Expenditures. The Credit Parties and their Subsidiaries shall not make or commit to make Capital Expenditures for any Fiscal Year in excess of $11,000,000 (the “Capital Expenditure Limitation”); provided that in the event the Credit Parties and their Subsidiaries do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties and their Subsidiaries may carry forward to the immediately succeeding Fiscal Year 50% of the unutilized portion. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous Fiscal Year, if any. “Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2 Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter ending on any date set forth below, calculated for the twelve month period ending on such date, to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio

June 30, 2017	7.43 to 1.00
September 30, 2017	7.26 to 1.00
December 31, 2017	7.04 to 1.00

March 31, 2018	6.82 to 1.00
June 30, 2018	6.60 to 1.00
September 30, 2018	6.38 to 1.00
December 31, 2018	6.16 to 1.00

March 31, 2019	5.89 to 1.00
June 30, 2019	5.61 to 1.00
September 30, 2019	5.34 to 1.00
December 31, 2019	5.06 to 1.00

March 31, 2020	4.79 to 1.00

Date	Maximum Leverage Ratio
June 30, 2020 and the last day of each Fiscal Quarter thereafter	4.40 to 1.00

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.3 Minimum Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending on any date set forth below, calculated for the twelve month period ending on such date, to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Coverage Ratio

June 30, 2017	0.90 to 1.00

September 30,2017 and the last day of each Fiscal Quarter thereafter	0.95 to 1.00

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.4 Equity Cure. In the event the Credit Parties fail to comply with the financial covenants set forth in Section 6.2 or 6.3 as of the last day of any Fiscal Quarter, any cash equity contribution to the Issuer (funded with proceeds of common equity (other than Disqualified Stock) issued by Holdings or the Issuer or other equity issued by Holdings or the Issuer having terms reasonably acceptable to the Required Purchasers) by Holdings or any other equity holder of the Issuer after the last day of the applicable Fiscal Quarter with respect to which such covenants are being tested and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for such Fiscal Quarter will, at the irrevocable election of the Issuer, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) notice of the Issuer’s intent to make a Specified Contribution shall be delivered no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, (b) in each consecutive four Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with the financial covenants in Section 6.2 and 6.3 and the financial covenants in Section 6.2 and 6.3 of the First Lien Credit Agreement, (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to EBITDA, (e) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Restatement Effective Date, (f) the proceeds received by the Issuer from all Specified Equity Contributions shall be promptly used by the Issuer to prepay First Lien Indebtedness (applied in accordance with Section 1.8(g) of the First Lien Credit Agreement as in effect on the Restatement Effective Date) and thereafter the Term Loans and (g) any Indebtedness prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the financial covenants in Section 6.2 and 6.3 for the current Fiscal Quarter (but, for the avoidance of doubt, not the next three Fiscal Quarters thereafter). Any Specified Equity Contribution (as defined in the First Lien Credit Agreement made under the First Lien Credit Agreement shall be deemed to be a Specified Equity Contribution made under this Section 6.4 in an equivalent amount.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Term Loan, including after maturity of the Term Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Term Loan, any fee or any other amount payable hereunder or pursuant to any other Note Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Note Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Note Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.1, 4.3(a) or 4.6 and such default shall continue unremedied for a period of five (5) Business Days or (ii) Section 1.8(d), 4.2(a), 4.2(b), 4.2(d), 4.9, 4.10 or 4.16, Article V or Article VI hereof; or

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Note Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Issuer by Agent or the Required Purchasers; or

(e) Cross-Default; Etc. (A) Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations, First Lien Indebtedness or intercompany Indebtedness) or Contingent Obligation (other than Contingent Obligations in respect of the Obligations, First Lien Indebtedness or intercompany Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,200,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (other than the First Lien Indebtedness) or Contingent Obligation (other than Contingent Obligations in respect of First Lien Indebtedness or Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earn-outs permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such Purchaser or Purchasers or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded or (B) any event of default under the First Lien Credit Agreement shall occur and be continuing, and the effect of such event of default is to cause any loans under the First Lien Credit Agreement to become due prior to their stated maturity; or

(f) Insolvency; Voluntary Proceedings. The Issuer, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course, except as a result of transactions permitted under Section 5.3; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be stayed, released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $2,200,000 or more (excluding amounts covered by either (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefor or (ii) an indemnification agreement as to which the indemnifying party has not denied liability), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Collateral. Any material provision of any Note Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party or any Credit Party or any Subsidiary of any Credit Party party thereto shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and second priority security interest subject only to Permitted Liens; or

(k) [reserved]; or

(l) Ownership. (i) Prior to any Initial Public Offering of Stock of the Issuer (or any parent company of the Issuer), the Sponsor and its Controlled Investment Affiliates at any time fail to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Stock of the Issuer or, in any event, Stock representing voting control of the Issuer; (ii) following any Initial Public Offering of Stock of the Issuer or any parent company of the Issuer, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than the Sponsor and its Controlled Investment Affiliates, shall have acquired beneficial direct or indirect ownership of 35% or more on a fully diluted basis of the voting Stock of the Issuer and the Sponsor and its Controlled Investment Affiliates shall own, directly or indirectly, less than such Person or “group” on a fully diluted basis of the voting Stock of the Issuer; or (iii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Issuer, in the case of clause (iii), subject to Liens in favor of Agent, for the benefit of the Secured Parties and Liens in favor of the First Lien Agent, for the benefit of the secured parties under the First Lien Indebtedness Documents and free and clear of all other pari passu or senior Liens, rights, options, warrants or other similar agreements or understandings; or

(m) Invalidity of Subordination or Intercreditor Provisions. The subordination or intercreditor provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent or any Purchaser, in each case only following written direction by the Required Purchasers to do so, may:

(a) declare all or any portion of the Term Loan Commitments (if any) to be suspended or terminated, whereupon such Term Loan Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) subject to the terms of the Intercreditor Agreement with respect to the Collateral, exercise on behalf of itself and the Purchasers all rights and remedies available to it and the Purchasers under the Note Documents or applicable law;

provided that upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the Term Loan Commitments (if any) shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Purchaser.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Note Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII

AGENT

8.1 Appointment and Duties.

(a) Appointment of Collateral Agent. Each Purchaser hereby appoints Cortland Capital Market Services LLC (together with any successor Agent pursuant to Section 8.9) as agent and collateral agent hereunder and authorizes Agent to (i) execute and deliver the Note Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Note Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Purchaser hereby (x) authorizes Agent to enter into each Collateral Document, the Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby (including, without limitation, any intercreditor agreement or subordination agreement (i) entered into in connection with the incurrence of Liens and Indebtedness incurred pursuant to Section 5.1 or Section 5.5 or (ii) required or contemplated by Section 8.10) on behalf of and for the benefit of itself and the Purchasers and the other Secured Parties and agrees to be bound by the terms thereof and (y) consents to the subordination of Liens pursuant to the Intercreditor Agreement and acknowledges that the rights and remedies of Agent and the Purchasers with respect to the Collateral are subject to the terms of the Intercreditor Agreement.

(b) Duties as Collateral Agent. Without limiting the generality of clause (a) above, Agent shall have sole and exclusive the right and authority (in each case to the extent directed to do so in writing by the Required Purchasers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Purchasers with respect to all payments and collections arising in connection with any proceeding described in Section 7.1(f) or Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding, and each Person making any such payment is hereby authorized to make such payment to Agent, (ii) file documents desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person or to make requisite filings such as proofs of claim which requisite filings will be the responsibility of each Purchaser and in no way the responsibility of Agent), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Note Documents, (vi) except as may be otherwise specified in any Note Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Note Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Note Documents on behalf of any Purchaser that has consented in writing to such amendment, consent or waiver; provided that Agent hereby appoints, authorizes and directs each Purchaser to act as collateral sub-agent for Agent and the Purchasers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such

Purchaser, and may further authorize and direct the Purchasers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent and each Purchaser hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed; provided that any Liabilities resulting from any such action taken by such Purchaser in accordance with the foregoing shall be subject to the indemnification provisions of Section 8.8(b) such that those indemnities are provided to such Purchaser and provided, further, that such Purchaser shall have the same rights provided to Agent under Sections 8.3, 8.5(b) and 8.8 with respect thereto.

(c) Limited Duties. Under the Note Documents, Agent (i) is acting solely on behalf of the Secured Parties, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Note Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Note Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Purchaser or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Note Document, and each Secured Party, by accepting the benefits of the Note Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Note Documents, agrees that (i) any action taken by Agent or the Required Purchasers (or, if expressly required hereby, a greater proportion of the Purchasers) in accordance with the provisions of the Note Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Purchasers (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Purchasers (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is expressly required to take or omit to take (i) under any Note Document or (ii) pursuant to instructions from the Required Purchasers (or, where expressly required by the terms of this Agreement, a greater proportion of the Purchasers).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives a written indemnification satisfactory to it from the Purchasers (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Note Document or applicable Requirement of Law.

(c) Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority granted to Agent to enforce rights and remedies hereunder and under the other Note Documents against the Credit Parties or any of them or otherwise to take any action (or refrain from taking any action) shall be subject to direction by the Required Purchasers and all actions taken by Agent in such capacity shall be in accordance with the Note Documents and for the benefit of all the Purchasers; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Note Documents, (ii) any Purchaser from exercising setoff rights in accordance with Section 9.11 or (iii) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Note Documents, then (x) the Required Purchasers shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 9.11, any Purchaser may, with the consent of the Required Purchasers, enforce any rights and remedies available to it and as authorized by the Required Purchasers. Without limiting the generality of the foregoing, none of the Purchasers may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Purchasers. Each Purchaser hereby irrevocably authorizes Agent, based upon the instruction of the Required Purchasers, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions thereof (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law, provided that to the extent any consideration is received as a result of any such credit bid, each Purchaser shall receive an amount equal to its pro rata share of such consideration.

(d) Proof of Claims. In case of the pendency of any proceeding under the any Bankruptcy Code or other laws governing an Insolvency Proceeding, Agent shall be entitled and empowered (but not obligated) to file and prove a claim for the whole amount of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers allowed in such judicial proceeding; and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser Party to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Purchasers, to pay to Agent any amount due for the compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under this Agreement and the other Note Documents.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, but with notice to the Purchasers, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Note Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party); provided, however, that any such Person receiving payments from a Credit Party shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. Any such Person shall benefit from this Article VIII to the extent provided by Agent and otherwise be bound by the obligations of Agent under this Article VIII as applicable.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Note Document, and each Secured Party, Holdings, the Issuer and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Issuer shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Purchasers or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Purchaser or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Note Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Purchaser or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Note Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Note Document to be transmitted to the Purchasers) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Note Documents;

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Note Document, whether any condition set forth in any Note Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Issuer or any Purchaser describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Purchasers); and

(v) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or their Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity other than as Agent.

and, for each of the items set forth in clauses (i) through (v) above, each Purchaser, Holdings and the Issuer hereby waives and agrees not to assert (and each of Holdings and the Issuer shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Term Loan or otherwise becomes a Purchaser hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Purchaser and the terms “Purchaser” and “Required Purchasers”, and any similar terms shall, except where otherwise expressly provided in any Note Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as a Purchaser or as one of the Required Purchasers, respectively.

8.7 Purchaser Credit Decision.

(a) Each Purchaser acknowledges that it shall, independently and without reliance upon Agent or any Purchaser or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Term Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Note Document or with respect to any transaction contemplated in any Note Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Note Document to be transmitted by Agent to the Purchasers, Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Purchaser has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Purchaser acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Term Loans to the credit contact(s) identified for receipt of such information on such Purchaser’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Purchaser’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Purchaser hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Purchaser’s election to abstain from receiving MNPI, such Purchaser acknowledges that if such Purchaser chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities.

(a) Each Purchaser agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Note Document.

(b) Each Purchaser further agrees to indemnify and hold harmless Agent and each of its Related Persons (to the extent not timely reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Purchaser) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Note Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided that no Purchaser shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective,), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall, on an individual basis and not with regard to any other Lender, promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9 Resignation/Removal of Agent.

(a) Agent may resign at any time by delivering thirty (30) days’ prior written notice of such resignation to the Purchasers and the Issuer, which resignation shall be effective on the date set forth in such notice (which date shall be no earlier than the thirtieth (30th) day following delivery of such written notice to Purchasers and the Issuer) or, if no such date is set forth therein, upon the date such notice shall be effective (which date shall be no earlier than the thirtieth (30th) day following delivery of such written notice to Purchasers and the Issuer). Any Person may be removed as Agent at any time upon written notice of removal to Agent and the Issuer by the Required Purchasers. If the Required Purchasers deliver any such notice of removal or Agent delivers any such notice of resignation, the Required Purchasers shall have the right to appoint a successor Agent (at the cost of the Issuer) which successor, absent the occurrence and continuance of an Event of Default, must be acceptable to the Issuer unless such successor is a Purchaser or an Affiliate of a Purchaser (such acceptance not to be unreasonably withheld or delayed). If (i) within thirty (30) days after the effective date of any such resignation or removal of Agent, no successor Agent has been appointed by the Required Purchasers that has accepted such appointment, then any Purchaser may (but shall not be obligated to) appoint (with the prior written consent of the Required Purchasers (such consent not to be unreasonably withheld or delayed) a successor Agent, and (ii) within sixty (60) days after the effective date of any such resignation or removal of Agent, no successor Agent has been appointed, then any Purchaser may apply to a court of competent jurisdiction for the appointment of a replacement Agent.

(b) Immediately upon the effectiveness of its resignation or removal, (i) the retiring or removed Agent shall be discharged from performing its duties and obligations under the Note Documents, (ii) the Purchasers shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) except for the rights of indemnification, payment and reimbursement which accrue to the retiring Agent prior to resignation or removal, the retiring or removed Agent and its Related Persons shall no longer have the benefit of any provision of any Note Document other than with respect to any actions taken or omitted to be taken while such retiring or removed Agent was, or because such Agent had been, validly acting as Agent under the Note Documents and (iv) subject to all rights of the retiring or removed Agent under this Agreement and all other Note Documents, the Credit Parties and the Secured Parties shall take such action as may be reasonably necessary in connection with the appointment of a successor Agent in accordance with the terms of this Agreement and to assign to the successor Agent the rights of the retiring or removed Agent (as such) under the Note Documents, and, until a successor Agent exists the Credit Parties and the Secured Parties shall take such action as may be reasonably necessary to ensure that all rights and remedies available to Agent extend to and may be exercised by the Required Purchasers, which successor Agent shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1, or an Affiliate of such Person with an office in the United States which office may under applicable law assume primary withholding responsibility under Treasury Regulations Section 1.1441-1. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Note Documents.

8.10 Release of Collateral or Guarantors. Each Purchaser hereby consents to the release and hereby directs Agent to release (or, in the case of clause (c)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Issuer from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Note Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13;

(b) provided no Default or Event of Default has occurred and is continuing, any Domestic Subsidiary of the Issuer from its guaranty of any Obligation if the Subsidiary becomes an Excluded Domestic Subsidiary or a Foreign Subsidiary; and

(c) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Note Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) payment and satisfaction in full of all Loans and all other Obligations under the Note Documents and Agent’s receipt of written acknowledgement thereof by each Purchaser (other than the Purchaser that acts as Agent), (B) deposit of cash collateral with respect to all contingent Obligations in amounts and on terms and conditions and with parties satisfactory to the Required Purchasers and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (C) to the extent requested by Agent or the Required Purchasers, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to the Required Purchasers.

Each Purchaser hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Issuer, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Note Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Purchaser Party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of Agent and the Required Purchasers (or, where expressly required by the terms of this Agreement, a greater proportion of the Purchasers or other parties hereto as required herein) to the same extent a Purchaser is bound; provided that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent and the Purchasers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Note Document.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Subject to the provisions of Section 9.1(f) hereof, no amendment or waiver of, or supplement or other modification to, any Note Document or any provision thereof, and no consent with respect to any departure by any Credit Party from any Note Document (other than the Agent Fee Letter), shall be effective unless the same shall be in writing and signed by the Required Purchasers and the Issuer, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment, supplement (including any additional Note Document) or consent shall, unless in writing and signed by all the Purchasers directly and adversely affected thereby, the Required Purchasers and the Issuer, do any of the following:

(i) increase or extend the Term Loan Commitment of any Purchaser (or reinstate any Term Loan Commitment terminated pursuant to Section 7.2(a)) (it being understood that waivers of any Defaults or Events of Default or of any mandatory prepayment shall not constitute an increase in the Term Loan Commitment of any such Purchaser);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Purchasers (or any of them) hereunder or under any other Note Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than any required payment at maturity pursuant Section 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Purchasers);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Purchasers) or the amount of interest payable in cash specified herein on any Term Loan, or of any fees or other amounts payable hereunder or under any other Note Document;

(iv) amend or modify Section 1.10(c) or (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Term Loan Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Purchasers under any Note Document;

(v) change the percentage of the aggregate Term Loan Commitments or of the aggregate unpaid principal amount of the Term Loans which shall be required for the Purchasers or any of them to take any action hereunder;

(vi) amend this Section 9.1 (other than Section 9.1(c)) or the definition of Required Purchasers or Restricted Purchaser or any provision providing for consent or other action by all Purchasers; or

(vii) discharge any Credit Party from its respective payment Obligations under the Note Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Note Documents;

it being agreed that all Purchasers (other than Restricted Purchasers) shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) or (vii). The Issuer shall promptly notify Agent of the effectiveness of each amendment under this Section 9.1(a).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Purchasers (other than Restricted Purchasers) or all Purchasers directly affected thereby, as the case may be, affect the rights or duties of Agent under this Agreement or any other Note Document.

(c) Notwithstanding anything to the contrary contained in this Section 9.1 but subject to the provisions of Section 9.1(e), (i) Agent (at the direction of the Required Purchasers)

and the Issuer may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and the Incremental Term Loans evidenced thereby pursuant to Section 1.12(b), (ii) the Issuer may amend Schedules 3.19 and 3.21 upon notice to Agent and the Purchasers, (iii) Agent or any Purchaser (in each case with notice to all Purchasers) may amend Schedule 1.1 to reflect Sales entered into pursuant to Section 9.9, (iv) Agent (at the direction of the Required Purchasers) and the Issuer may amend or modify this Agreement and any other Note Document to (A) cure any ambiguity, omission, defect or inconsistency therein, or (B) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties, (v) this Agreement may be amended with the written consent of Agent, the Issuer and the Required Purchasers to (A) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Note Documents with the Term Loans and the accrued interest and fees in respect thereof and (B) include appropriately the Purchasers holding such credit facilities in any determination of the Required Purchasers and (vi) any provision of this Agreement may be amended by an agreement in writing entered into by the Issuer, the Required Purchasers and Agent if (A) by the terms of such agreement the Term Loan Commitment of each Purchaser not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Purchaser not consenting thereto receives payment (including pursuant to an assignment to a replacement Purchaser in accordance with Section 9.22) in full of the principal of and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

If any Purchaser does not consent to a proposed amendment, waiver, consent or release with respect to any Note Document that requires the consent of each Purchaser (or each affected Purchaser) and that has been approved by the Required Purchasers, the Issuer may replace such non-consenting Purchaser in accordance with Section 9.22.

(d) Notwithstanding anything to the contrary contained in this Agreement or any other Note Document,

(i) in no event shall any Restricted Purchaser be entitled to (i) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Note Document, (ii) require Agent or other Purchaser to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Note Document or (iii) otherwise vote on any matter related to this Agreement or any other Note Document; provided that no amendment, modification or waiver shall increase the Term Loan Commitment of any Restricted Purchaser, extend the date of the final scheduled installment of any Term Loan held by such Restricted Purchaser, deprive any Restricted Purchaser of its Applicable Percentage of any payments with respect to any Term Loan held by such Restricted Purchaser to which the other Purchasers holding such Term Loan that has the same terms as such Restricted Purchaser’s Term Loans are entitled to share on a pro rata basis hereunder or treat the interest rate applicable to the Term Loan held by the Restricted Purchaser differently than the interest rate applicable to the other Purchasers’ Term Loans that has the same terms as such Restricted Purchaser’s Term Loans;

(ii) no Restricted Purchaser shall have the right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among Agent or any Purchaser to which representatives of the Credit Parties are not invited, (ii) to make any requests or give any directions (including making any request of or giving any direction to Agent), to inspect or visit (including inspect or visit the properties of any Credit Party or their records or inspect the Register), (iii) receive any information or material prepared by Agent or any Purchaser or any communication by or among Agent and/or one or more Purchasers, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Purchasers pursuant to Article I), or (iv) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Purchaser, against Agent or any other Purchaser with respect to any duties or obligations or alleged duties or obligations of Agent or any such other Purchaser under the Note Documents; and

(iii) in the event of any Insolvency Proceeding of any Credit Party, any vote or consent that any Restricted Purchaser may be entitled to cast or give solely as a Purchaser or holder of a Term Loan with respect to any plan of reorganization, including but not limited to any vote under 11 U.S.C. §1126, shall be deemed assigned for all purposes to Agent (and each Restricted Purchaser irrevocably appoints Agent (such appointment being coupled with any interest) as such Restricted Purchaser’s attorney in fact, with full authority in the place and stead of such Restricted Purchaser and in the name of such Restricted Purchaser, from time to time in Agent’s discretion to take any action and to execute any instrument that the Required Purchasers may deem reasonably necessary to carry out the provisions of this clause (iii) (it being understood and agreed that Agent shall not take any action under this clause (iii) without the prior written direction to do so by the Required Purchasers)).

(e) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Issuer to all Purchasers holding Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans) and on the same terms to each such Purchaser, the Issuer is hereby permitted to consummate from time to time transactions with individual Purchasers that accept the terms contained in any such Extension Offers to (i) extend the maturity date of each such Purchaser’s Term Loans, (ii) reduce, eliminate or extend the scheduled amortization (if any) of the applicable Term Loans, (iii) change the rate of interest (including a change to the Applicable Margin and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Term Loans and/or a change in the payment of fees to the relevant Purchasers and/or a change in the payment of fees to the relevant Purchasers and/or (iv) amend any other Note Document required to be amended in order to give effect to the amendments described in clauses (i) through (iii) of this Section 9.1(e) (each, an “Extension”; and each group of Term Loans as so extended, as well as the original Term Loans (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Purchasers;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Issuer and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Purchasers), the Term Loans of any Purchaser that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Term Purchaser”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest maturity date);

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby and no principal payments with respect thereto shall be required to be made prior to the latest maturity date of the Term Loans extended thereby;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vi) if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) in respect of which Purchasers shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Issuer pursuant to such Extension Offer, then the Term Loans of such Purchasers shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Purchasers have accepted such Extension Offer.

With respect to all Extensions consummated by the Issuer pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 1.7 or 1.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Issuer may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Issuer’s sole discretion and may be waived by the Issuer) of Term Loans of any or all applicable tranches be tendered. The Purchasers hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Note Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Purchaser or Agent shall be required to effectuate any Extension, other than the consent of each Purchaser agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Note Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Purchasers hereby irrevocably authorize the Required Purchasers to enter into amendments to this Agreement and the other Note Documents with the Issuer (on behalf of all Credit Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of the Required Purchasers and the Issuer in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Agent and the Required Purchasers are hereby directed by the Purchasers to amend) any Mortgage that has a maturity date prior to the later of the then latest maturity date of the Term Loans so that such maturity date referenced therein is extended to the later of the then latest maturity date of the Term Loans (or such later date as may be advised by local counsel to the Purchasers). The Issuer shall promptly notify each Purchaser and Agent of the effectiveness of each such amendment.

In connection with any Extension, the Issuer shall provide each Purchaser at least five (5) Business Days (or such shorter period as may be agreed by the Required Purchasers) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Required Purchasers, in each case acting reasonably to accomplish the purposes of this Section 9.1(e).

This Section 9.1(e) shall supersede any provisions of this Section 9.1 or Section 9.11 to the contrary.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of the Required Purchasers prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com, or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to the Required Purchasers prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of the Required Purchasers, (iv) sent by e-mail (including e-mail ..pdf) or E-Fax, or (v) addressed to such other address as shall be notified in writing (A) in the case of the Issuer and Agent, to the other parties hereto and (B) in the case of all other parties, to the other parties hereto. Transmissions made by electronic mail (including e-mail .pdf) or E-Fax to Agent or any Purchaser shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent or such Purchaser applicable at the time and previously communicated to the Issuer, and (z) if receipt of such transmission is acknowledged by Agent or such Purchaser.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System and (vi) if sent by e-mail (including e-mail .pdf) or E-Fax, when sent (except, if the sender receives a response notice that the e-mail address or E-Fax number is invalid); provided that no communications to Agent or any Purchaser pursuant to Article I shall be effective until received by Agent or such Purchaser.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Note Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) except as expressly noted in such communication or E-System.

(c) Each Purchaser shall notify Agent and the Issuer in writing of any changes in the address to which notices to such Purchaser should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent or the Issuer shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of Agent, each Purchaser, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Note Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Note Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY PURCHASER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY PURCHASER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Issuer, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Purchaser, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Purchaser shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Note Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Note Document, even if required under any Note Document or at the request of Agent or

Required Purchasers, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Note Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Issuer agrees to pay or reimburse upon demand (a) Agent and each Purchaser for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Note Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of (i) one law firm or other external counsel selected by the Required Purchasers to represent the Purchasers and one local counsel in each relevant material jurisdiction selected by the Required Purchasers, and, to the extent reasonably necessary, special or regulatory counsel selected by the Required Purchasers, background checks and similar expenses, to the extent permitted hereunder; and (ii) one law firm or other external counsel selected by Agent to represent Agent, (b) following the occurrence and during the continuation of an Event of Default, (i) Agent and each Purchaser for the cost of environmental audits, Collateral audits and appraisals, and (ii) Agent and each Purchaser for all reasonable and documented costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent or such Purchaser for its examiners), (c) each of Agent and each Purchaser and the Related Persons of each for all reasonable costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Note Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, any Note Document, any Obligation or any Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs, (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Purchasers and one law firm on behalf of Agent selected by the Required Purchasers incurred in connection with any of the matters referred to in clause (c) above and (e) Agent and each Purchaser for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with any resignation or removal of Agent and appointment of a successor Agent pursuant to Section 8.9 including (without limitation) (i) the reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation of any agency agreement among any successor Agent and each Purchaser and (ii) all reasonable fees charged by such successor Agent.

9.6 Indemnity. Each Credit Party agrees to indemnify, hold harmless and defend (i) each Purchaser and each Related Party of any of the Purchasers (each, a “Purchaser Indemnitee”) and Agent and each Related Party of Agent (each, an “Agent Indemnitee”; together with the Purchaser Indemnitees, each an “Indemnitee” and collectively, the “Indemnitees”) from and against all Liabilities (including brokerage commissions, fees and other compensation (but limited, in the case of Attorney Costs, to Attorney Costs of (a) one law firm or other external counsel, one local counsel in each relevant material jurisdiction, and, to the extent reasonably necessary, special or regulatory counsel for all Purchaser Indemnitees, taken as a whole, and, solely, in the event of an actual or potential conflict of interest, one additional law firm or other external counsel and one additional local counsel in each relevant material jurisdiction to each group of similarly situated affected Purchaser Indemnitees; and (b) one law firm or other external counsel for all Agent Indemnitees that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Note Document, any Related Agreement, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Term Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) with respect to any act, event or transaction related, contemplated in or attendant to either of the foregoing clauses (i) or (ii), any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided that no Credit Party shall have any liability under this Section 9.6 to an Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability (i) is determined by a court of competent jurisdiction in a final non-appealable judgment or order to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee or a breach by such Indemnitee of its obligations under this Agreement or (ii) results from a dispute among Indemnitees that does not involve an action or omission by any of the Credit Parties (other than a claim against an Indemnitee solely in its capacity as Agent (or any sub-agent therefor) and other than any claims arising out of any act or omission of the Credit Parties or their Subsidiaries). Furthermore, each of the Issuer and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(a) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or any Purchaser or following Agent or any Purchaser having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Issuer, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Purchaser shall be subject to the provisions of Section 9.9, and provided, further, that the Issuer may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Purchaser.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Issuer, and the other Credit Parties signatory hereto and each Purchaser. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Issuer, the other Credit Parties hereto (in each case except for Article VIII), Agent and each Purchaser receiving the benefits of the Note Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Note Document (including in Section 8.9), none of Holdings, the Issuer, any other Credit Party or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign; Assignments to a Restricted Purchaser. Each Purchaser may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Term Loan Commitments and its rights and obligations with respect to the Term Loans) to (i) any existing Purchaser, (ii) any Affiliate or Approved Fund of any existing Purchaser or (iii) any other Person acceptable (which acceptance shall, in each case, not be unreasonably withheld or delayed) to the Required Purchasers and, as long as no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) is continuing, the Issuer (which acceptance the Issuer shall be deemed to have been given unless an objection is delivered to the Purchasers and the assigning Purchaser within five (5) Business Days after notice of a proposed Sale is delivered to the Issuer) (it being understood and agreed that Sales to Restricted Purchasers are permitted subject to the last two sentences of the first paragraph of this Section 9.9(b) and other provisions of this Agreement); provided that (w) such Sales do not have to be ratable between the Other Term Loans and any Term Loans that are not Other Term Loans, (x) for each Term Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Purchaser or an Affiliate or Approved Fund of any existing Purchaser, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Issuer (to the extent the Issuer’s consent is otherwise required) and the Required Purchasers, and (y) interest accrued prior to and through the date of any such Sale may not be assigned. Refusal by the Required Purchasers to accept a Sale to a Credit Party, an Affiliate of a Credit Party (other than Sales to Restricted Purchasers to the extent not prohibited by this Section 9.9(b) and other provisions of this Agreement), a holder of Subordinated Indebtedness or First Lien Indebtedness or an Affiliate of such a holder, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Notwithstanding anything else to the contrary provided in this Agreement, (a) no Term Loan may be assigned to, or in any way acquired or held by, a Restricted Purchaser or participation in a Term Loan granted to a Restricted Purchaser Participant if, after giving effect to such assignment or participation, as applicable, all Restricted Purchasers and Restricted Purchaser Participants would own or participate in, as applicable, an amount in excess of 10% in aggregate of all Term Loans then outstanding; (b) no more than two Restricted Purchasers or Restricted Purchaser Participants shall be permitted to hold or participate in Term Loans and the number of Restricted Purchasers and Restricted Purchaser Participants shall not constitute 50% or more of the number of Purchasers hereunder at such time; and (c) in the event of an assignment of all or any portion of a Term Loan to a Restricted Purchaser, such Restricted Purchaser shall execute and deliver to Agent, the Purchasers, the Issuer and the assigning Purchaser an assignment agreement substantially in the form of Exhibit 11.1(a)-2 hereto (a “Restricted Purchaser Assignment Agreement”) in lieu of an Assignment Agreement. Each Restricted Purchaser, solely in its capacity as a Purchaser or holder of Term Loans, hereby agrees, and each Restricted Purchaser Assignment Agreement shall provide a confirmation that, if any Credit Party shall be subject to any Insolvency Proceeding, with respect to any matter requiring the vote of Purchasers or holders of any such Term Loans during the pendency of any such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), such Term Loans held by such Restricted Purchaser (and any claim with respect thereto) shall be deemed assigned for all purposes to Agent, which shall cast such vote in accordance with Section 9.1(d); provided that such Restricted Purchaser shall retain the right to exercise any voting or consent rights of such Restricted Purchaser in any Insolvency Proceeding to the extent the matter being voted on or consented to would disproportionately and adversely affect the rights of such Restricted Purchaser in relation to all of the Purchasers that are not Restricted Purchasers collectively. For the avoidance of doubt, the Purchasers and each Restricted Purchaser agree and acknowledge that the provisions set forth in this Section 9.9(b), and the related provisions set forth in each Restricted Purchaser Assignment Agreement, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.

Notwithstanding anything else to the contrary provided herein, no Purchaser shall be permitted to assign any Term Loan to any Disqualified Person. Agent, each Purchaser and each assignor of a Term Loan hereunder shall be entitled to rely conclusively on a representation of the assignee Purchaser in the relevant Assignment Agreement that such assignee is not a Disqualified Person, provided that such reliance by such assignor is in good faith and reasonable under the circumstances existing at the time of the Sale. Neither Agent nor any Purchaser shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Persons.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent, the Purchasers and the Issuer an Assignment (which may be via an electronic settlement system designated by the Required Purchasers or via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss customarily used by the Purchaser making such Sale, as applicable) and any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon the Required Purchasers (and the Issuer, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Registrar shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by the Registrar in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Note Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Purchaser, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Term Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Note Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Purchaser’s rights and obligations under the Note Documents, such Purchaser shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Purchaser may directly or indirectly pledge, grant a security interest in, and/or otherwise assign as collateral, any of its rights under its Notes, this Agreement and the other Note Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), or (B) any holder of, or trustee or agent for the benefit of the holders of, Indebtedness or equity securities of such Purchaser or its Affiliates, in each case without notice to Agent or any Purchaser; provided that no such holder, agent or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Purchaser hereunder and no such Purchaser shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Purchaser may, (x) with notice to Agent and the other Purchasers, grant to an

SPV the option to make all or any part of any Term Loan that such Purchaser would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Purchaser to make such Term Loans hereunder) and such SPV may assign to such Purchaser the right to receive payment with respect to any Obligation and (y) without notice to (other than with respect to any such participation to a Restricted Purchaser Participant, which participation shall be permitted only to the extent that a written notice with respect thereto shall have been provided to Agent and the other Purchasers at least three (3) Business Days prior to such participation) or consent from Agent or the Issuer, sell participations to one or more Persons other than a Credit Party, an Affiliate of a Credit Party or a First Lien Lender (in each case, other than a Restricted Purchaser Participant in accordance with the provisions hereof) in or to all or a portion of its rights and obligations under the Note Documents (including all its rights and obligations with respect to the Term Loans); provided that, whether as a result of any term of any Note Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Purchaser hereunder, (ii) such Purchaser’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Purchaser, under any Note Document shall remain unchanged and each other party hereto shall continue to deal solely with such Purchaser, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Purchaser is required to collect pursuant to Section 10.1(f) and then only to the extent of any amount to which such Purchaser would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Purchaser with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent and the other Purchasers by such SPV and such Purchaser, provided that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Note Document, (iii) such grant to an SPV or a participation shall be appropriately reflected in the Participant Register and shall not be effective until so registered and (iv) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Purchaser’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Note Document or to exercise or refrain from exercising any powers or rights such Purchaser may have under or in respect of the Note Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 9.1(a); provided that each Restricted Purchaser Participant shall be deemed to grant or withhold consent under its participation with respect to any amendments, waivers or consents with respect to any Note Document or to exercise or refrain from exercising any powers or rights under or in respect of the Note Documents in the same manner in which a Restricted Purchaser is deemed to vote in accordance with Section 9.1(b) (and each participation agreement with respect to a participation to a Restricted Purchaser Participant must provide for such deemed consent or withholding of consent). No party hereto shall institute (and the Issuer and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided that each Purchaser having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Term Loan Commitments and the payment in full of the Obligations. Each Purchaser that makes a grant to an SPV or sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such SPV grant or such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register. Notwithstanding anything else to the contrary provided herein, no Purchaser shall be permitted to sell participations with respect to Term Loans to a Disqualified Person.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Each of Agent and each Purchaser acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. Each Purchaser and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Note Document, except that such information may be disclosed (i) with the Issuer’s consent, (ii) to Related Persons of such Purchaser or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Purchaser or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees or SPVs (including the investors or prospective investors therein) or participants, financing sources and to their respective Related Persons, in each case to the extent such assignees, SPVs, investors, participants, financing sources or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Note Document, in connection with any litigation or other proceeding to which such Purchaser or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Purchaser or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Note Document), the terms of this Section 9.10 shall govern.

(c) Tombstones. Subject to the following sentence, each Credit Party consents to the publication by any Purchaser of any tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using in a reasonable manner such Credit Party’s name, product photographs, logo or trademark. Such Purchaser shall provide a draft of any such advertising or other promotional material to the Issuer for review, comment and approval prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to any Purchaser or any of their Affiliates, the Note Documents or any transaction contemplated herein or therein to which any Purchaser or any of their Affiliates is party without the prior written consent of such Purchaser or such Affiliate, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Purchasers.

(e) Distribution of Materials to Purchasers. The Credit Parties acknowledge and agree that the Note Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “the Issuer Materials”) may be disseminated by, or on behalf of, Agent and the Purchasers by posting such the Issuer Materials on an E-System. The Credit Parties authorize Agent and the Purchasers to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) use commercially reasonable efforts to (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such the Issuer Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such the Issuer Materials as “PUBLIC” or publicly filing such the Issuer Materials with the Securities and Exchange Commission, then Agent and the Purchasers shall be entitled to treat such the Issuer Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Note Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation and any similar requests or notices posted on or through an E-System). Before distribution of any the Issuer Materials, the Credit Parties agree to execute and deliver to Agent and each Purchaser a letter authorizing distribution of the evaluation materials to prospective Purchasers and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent (solely in its capacity as such), each Purchaser and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Purchaser or any of their respective Affiliates to or for the credit or the account of the Issuer or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Note Document with respect to such Obligation and even though such Obligation may be unmatured. No Purchaser shall exercise any such right of setoff without the prior consent of the Required Purchasers. Each of Agent and each Purchaser agrees promptly to notify the Issuer and each Purchaser after any such setoff and application made by such Purchaser or its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Purchasers, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Purchaser, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Purchaser would have otherwise been entitled to receive in accordance with the provisions of the Note Documents, such Purchaser shall purchase for cash from other Purchasers such participations in their Obligations as necessary for such Purchaser to share such excess payment with such Purchasers to ensure such payment is applied in accordance with this Agreement (or, if such application would then be at the discretion of the Issuer, applied to repay the Obligations in accordance herewith); provided that (a) if such payment is rescinded or otherwise recovered from such Purchaser in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Purchaser without interest and (b) such Purchaser shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Purchaser were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Note Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Purchaser and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Note Documents shall not be construed against the Purchasers or Agent merely because of Agent’s or Purchasers’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Issuer, the Purchasers, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Note Documents. Neither Agent nor any Purchaser shall have any obligation to any Person not a party to this Agreement or the other Note Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Note Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Issuer and each of the parties executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent (at the direction of the Required Purchasers) to commence any proceeding in the federal or state courts of any other jurisdiction to the extent determined by the Required Purchasers to be necessary or appropriate to exercise rights or remedies under the Note Documents. The parties hereto (and, to the extent set forth in any other Note Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Note Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Purchaser to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER NOTE DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE NOTE DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS

RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER NOTE DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER NOTE DOCUMENTS OR SUCH TERMS OF SUCH OTHER NOTE DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Note Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Issuer and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Term Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 PATRIOT Act. Each Purchaser that is subject to the PATRIOT Act hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Purchaser to identify each Credit Party in accordance with the PATRIOT Act.

9.22 Replacement of Purchaser. Within forty-five (45) days after: (i) receipt by the Issuer of written notice and demand from any Purchaser (an “Affected Purchaser”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Purchaser (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Note Document in which Required Purchasers have already consented to such amendment, waiver or modification but the consent of each Purchaser (or each Purchaser directly affected thereby, as applicable) is required with respect thereto, the Issuer may, at its option, notify such Affected Purchaser (or such non-consenting Purchaser) of the Issuer’s intention to obtain, at the Issuer’s expense, a replacement Purchaser (“Replacement

Purchaser”) for such Affected Purchaser (or such non-consenting Purchaser), which Replacement Purchaser shall be reasonably satisfactory to the Required Purchasers. In the event the Issuer obtains a Replacement Purchaser within forty-five (45) days following notice of its intention to do so, the Affected Purchaser (or such non-consenting Purchaser) shall sell and assign its Term Loans and Term Loan Commitments to such Replacement Purchaser, at par, provided that the Issuer has reimbursed such Affected Purchaser for its increased costs, if any, for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Purchaser does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Purchaser of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Purchaser of an Assignment evidencing an assignment pursuant to this Section 9.22, the Issuer shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Purchaser, and any such Assignment so executed by the Issuer and the Replacement Purchaser, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Purchaser shall no longer constitute a “Purchaser” for purposes hereof; provided that any rights of such replaced Purchaser to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Note Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Issuer and the other Credit Parties are subject.

9.24 Creditor-Debtor Relationship. The relationship between Agent and each Purchaser, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Note Document or any transaction contemplated therein.

9.25 Nature of Purchase. Each Purchaser severally represents as to itself (only) that it: (1) is an Accredited Investor, (2) is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and (3) understands that the Notes have not been registered under the Securities Act and the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act. Notwithstanding the foregoing, the parties hereto understand that the disposition of each Purchaser’s property shall at all times be and remain within its control.

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Note Document shall be made free and clear of all present or future taxes, levies,

imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Note Document to any Purchaser Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Purchaser Party receives the amount it would have received had no such deductions been made, (ii) the relevant Withholding Agent shall be entitled to make such deductions, (iii) the relevant Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within thirty (30) days after such a payment is made to a Governmental Authority by a Credit Party, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Issuer agrees to pay all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new lending office or other transfer (other than an assignment made pursuant to Section 9.22) or any other transfer at the request of a Credit Party (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Other Taxes by any Credit Party, the Issuer shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Credit Parties shall jointly and severally reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Agent), each Purchaser Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid or payable by such Purchaser Party or required to be withheld or deducted from a payment to such Purchaser Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Purchaser Party (or of Agent on behalf of such Purchaser Party) claiming any compensation under this clause (d), setting forth in reasonable detail the amounts to be paid thereunder and the manner in which such amounts were calculated and delivered to the Issuer with a copy to Agent shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Purchaser Party may use any reasonable averaging and attribution methods.

(e) Any Purchaser claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Purchaser, be otherwise disadvantageous to such Purchaser.

(f) (i) Each Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the other Purchasers, Agent and the Issuer at the time or times reasonably requested by the Issuer or Agent such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Purchaser, if reasonably requested by the Issuer or any other Purchaser or Agent, shall deliver such other documentation prescribed by a Requirement of Law or reasonably requested by the Issuer or such other Purchaser or Agent as will enable Agent or the Issuer (or, in the case of a participant or SPV, the relevant Purchaser) to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(f)(ii)(A), (ii)(B), (ii)(C), (iii) and (v) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser (it being understood that providing any information currently required by any U.S. federal income tax withholding form shall not be considered prejudicial to the position of a Purchaser).

(ii) Each Non-U.S. Purchaser Party that, at any of the following times, is entitled to an exemption from or reduction of U.S. withholding Tax shall, to the extent legally entitled to do so, (w) on or prior to the date such Non-U.S. Purchaser Party becomes a “Non-U.S. Purchaser Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f)(ii) and (z) from time to time if requested by Agent or the Issuer (or, in the case of a participant or SPV, the relevant Purchaser), provide Agent and the Issuer (or, in the case of a participant or SPV, the relevant Purchaser) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business) and/or W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty), or any successor forms, (B) in the case of a Non-U.S. Purchaser Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate substantially in the form of Exhibit 10.1 to the effect that such Non-U.S. Purchaser Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), (C) to the extent a Non-U.S. Purchaser Party is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Purchaser Party is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Non-U.S. Purchaser Party are claiming the portfolio interest exemption, such Non-U.S. Purchaser Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner or (D) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Purchaser Party to such exemption from U.S. withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Purchaser Party under the Note Documents. Unless Agent and the Issuer have received forms or other documents satisfactory to them indicating that payments under any Note Document to or for a Non-U.S. Purchaser Party are not subject to U.S. withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(iii) Each U.S. Purchaser Party shall (A) on or prior to the date such U.S. Purchaser Party becomes a “U.S. Purchaser Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f)(iii) and (D) from time to time if requested by Agent or the Issuer (or, in the case of a participant or SPV, the relevant Purchaser), provide Agent and the Issuer (or, in the case of a participant or SPV, the relevant Purchaser) with two completed originals of Form W-9 (certifying that such U.S. Purchaser Party is not subject to U.S. backup withholding Tax) or any successor form.

(iv) Notwithstanding any other provision of this Section 10.1(f), the obligations of SPVs and participants to provide documents pursuant to this Section 10.1(f) shall be satisfied as follows: each Purchaser having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in clause (f)(ii) or (f)(iii) (as applicable) and provide them to Agent.

(v) If a payment made to a Purchaser Party under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser Party shall deliver to Agent and the Issuer at the time or times prescribed by law and at such time or times reasonably requested by Agent or the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for Agent and the Issuer to comply with their obligations under FATCA and to determine that such Purchaser Party has complied with such Purchaser Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) On or before the date Agent becomes a party to this Agreement, Agent shall provide to the Issuer, two duly-signed, properly completed copies of the documentation described in clause (i) or (ii) below, as applicable (together with all required attachments thereto); (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Purchaser Party, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Issuer to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Issuer.

Each Purchaser Party agrees that if any form or certification it previously delivers expires or becomes obsolete or inaccurate in any respect, it shall update such form, provide such successor form or certification or promptly notify Agent, the Issuer and the Purchasers of its legal inability to do so.

(g) If any Purchaser Party determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to Section 10.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Purchaser Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Purchaser Party, shall repay to such Purchaser Party the amount paid over pursuant to this Section 10.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Purchaser Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(g), in no event shall the Purchaser Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(g) the payment of which would place the Purchaser Party in a less favorable net after-Tax position than the Purchaser Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(g) shall not be construed to require any Purchaser Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

10.2 Illegality. If after the Original Closing Date any Purchaser shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Purchaser or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Purchaser to the Issuer and the other Purchasers, the obligation of that Purchaser to make LIBOR Rate Loans shall be suspended until such Purchaser shall have notified the other Purchasers and the Issuer that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Purchaser shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Issuer shall prepay in full or convert to Base Rate Loans all LIBOR Rate Loan(s) of such Purchaser then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Purchaser may lawfully continue to maintain such LIBOR Rate Loan(s) to such day, or immediately, if such Purchaser may not lawfully continue to maintain such LIBOR Rate Loan(s), together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Purchaser to make or maintain LIBOR Rate Loans has been terminated, the Issuer may elect, by giving notice to such Purchaser and the other Purchasers that each Term Loan which would otherwise be made or maintained by any such Purchaser as a LIBOR Rate Loan shall be instead a Base Rate Loan.

(c) Before giving any notice to the Issuer and the other Purchasers pursuant to this Section 10.2, the affected Purchaser shall designate a different Lending Office with respect to its LIBOR Rate Loan(s) if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Purchaser, be illegal or otherwise disadvantageous to such Purchaser.

10.3 Increased Costs and Reduction of Return.

(a) If any Purchaser shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the ~~date hereof~~Original Closing Date, (x) there shall be any increase in the cost to such Purchaser of agreeing to make or making, funding or maintaining any LIBOR Rate Loans (other than Taxes) or (y) such Purchaser shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Issuer shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Purchaser (with a copy of such demand to the other Purchasers), pay to such Purchaser additional amounts as are sufficient to compensate such Purchaser for such increased costs or such Taxes; provided that the Issuer shall not be required to compensate any Purchaser or pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Purchaser notifies the Issuer, in writing of the increased costs and of such Purchaser’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Purchaser shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Purchaser (or its Lending Office) or any entity controlling the Purchaser, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Purchaser or any entity controlling such Purchaser and (taking into consideration such Purchaser’s or such entities’ policies with respect to capital adequacy and such Purchaser’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Term Loan Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Purchaser (with a copy to the other Purchasers), the Issuer shall pay to such Purchaser, from time to time as specified by such Purchaser, additional amounts sufficient to compensate such Purchaser (or the entity controlling the Purchaser) for such increase; provided that the Issuer shall not be required to compensate any Purchaser pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Purchaser notifies the Issuer, in writing of the amounts and of such Purchaser’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 10.3(a) above and/or a change in Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

(d) Any Purchaser claiming any additional amounts payable pursuant to this Section 10.3 shall use reasonable efforts (consistent with its internal policies and Requirement of Law), to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Purchaser, be otherwise disadvantageous to such Purchaser.

10.4 Funding Losses. The Issuer agrees to reimburse each Purchaser and to hold each Purchaser harmless from any loss or expense (but excluding lost profits) which such Purchaser may sustain or incur as a consequence of:

(a) the failure of the Issuer to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan as and when due hereunder (including payments made after any acceleration thereof);

(b) the failure of the Issuer to borrow a Term Loan after the Issuer has delivered a request therefor or to continue or convert a Term Loan after the Issuer has given (or is deemed to have given) a Notice of Conversion/Continuation;

(c) the failure of the Issuer to make any prepayment after the Issuer has given a notice in accordance with Section 1.7;

(d) the prepayment of a LIBOR Rate Loan (including pursuant to Section 1.8) on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of a LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loan(s) hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Purchaser shall have notified the Issuer of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Issuer to the Purchasers under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Purchaser (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If the Required Purchasers shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period with respect to the LIBOR Rate Loans or that LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to the proposed LIBOR Rate Loans does not adequately and fairly reflect the cost to the Purchasers of funding or maintaining such Term Loans, the Required Purchasers will forthwith give notice of such determination to the Issuer and each Purchaser. Thereafter, the obligation of the Purchasers to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Required Purchasers revoke such notice in writing. Upon receipt of such notice, notwithstanding anything to the contrary herein, the Issuer may revoke any Notice of Conversion/Continuation then submitted by it. If the Issuer does not revoke such notice, the Purchasers shall make, convert or continue the Term Loans, as proposed by the Issuer, in the amount specified in the applicable notice submitted by the Issuer, but such Term Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Issuer shall pay to each Purchaser, as long as such Purchaser shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Term Loan by such Purchaser (as determined by such Purchaser in good faith, which determination shall be conclusive absent manifest error), payable in cash on each date on which interest is payable on such Term Loan provided the Issuer shall have received at least fifteen (15) days’ prior written notice (with a copy to each other Purchaser) of such additional interest from the Purchaser. If a Purchaser fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Purchasers. Any Purchaser claiming reimbursement or compensation pursuant to this Article X shall deliver to the Issuer (with a copy to each other Purchaser) a certificate setting forth in reasonable detail the amount payable to such Purchaser hereunder and such certificate shall be conclusive and binding on the Issuer in the absence of manifest error.

ARTICLE XI~~ARTICLE XI~~

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Adjusted EBITDA”	Exhibit 4.2(b)
“Affected Purchaser”	9.22
“Agreement”	Preamble
“Issuer Materials”	9.10(e)
“Capital Expenditure Limitation”	6.1
“Capital Expenditures”	Exhibit 4.2(b)
“Certificate of Merger”	3.19
“Closing Date Adjusted EBITDA”	2.1(b)(i)
“Closing Date Merger”	Recitals
“Company”	Preamble
“Compliance Certificate”	4.2(b)
“Declined Proceeds”	1.8(g)
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Excess Cash Flow”	Exhibit 1.8(d)
“Extended Term Loan”	9.1(e)
“Extending Term Purchaser”	9.1(e)
“Extension”	9.1(e)
“Extension Offer”	9.1(e)
“First Lien Net Leverage Ratio”	Exhibit 4.2(b)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Holdings”	Preamble
“Indemnified Matters”	9.6(a)
“Indemnitee”	9.6(a)
~~“Initial Issuer”~~	~~Preamble~~
“Initial Term Loan”	1.1(a)
“Investments”	5.4
“Issuer”	Preamble
“Leverage Ratio”	Exhibit 4.2(b)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)

“Net Interest Expense”	Exhibit 4.2(b)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.26
“Other Taxes”	10.1(c)
“Other Term Loan Commitments”	1.12(a)
“Other Term Loans”	1.12(a)
“Participant Register”	9.9(f)
“Permitted Joint Venture”	5.4(p)
“Permitted Liens”	5.1
“PIK Election”	1.3(b)
“PIK Portion”	1.3(b)
“Prior Indebtedness”	Recitals
“Prior Lender”	2.1(d)
“Register”	1.4(b)
“Registrar”	1.4(b)
“Rejection Notice”	1.8(g)
“Replacement Purchaser”	9.22
“Restricted Purchaser Assignment Agreement”	9.9(b)
“Restricted Payments”	5.11
“Sale”	9.9(b)
“SDN List”	3.27
“Specified Equity Contribution”	6.4
“Taxes”	10.1(a)
“Tax Returns”	3.10
“Term Loan” and “Term Loans”	1.1(a)
“Term Loan Commitment”	1.1(a)
“tranche”	9.1(e)
“U.S. Tax Compliance Certificate”	10.1(f)(ii)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Issuer and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of the Issuer or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Issuer or such Subsidiary, as stated on the respective invoice of the Issuer or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of the Issuer or any of its Subsidiaries who is obligated on or under an Account.

“Accredited Investor” shall mean an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a

Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Issuer, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, each executive officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Note Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Cortland Capital Market Services LLC in its capacity as collateral agent for the Purchasers hereunder, and any successor collateral agent.

“Agent Fee Letter” shall mean that certain Fee Letter dated as of the Original Closing Date between the Issuer and Agent.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Purchasers, which shall initially be in the amount of $20,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

“Applicable Margin” means (a) in the case of Base Rate Loans, nine and one-half percent (9.50%) per annum, and (b) in the case of LIBOR Rate Loans, ten and one-half percent (10.50%) per annum.

“Applicable Percentage” means, as to any Purchaser, the percentage equivalent of such Purchaser’s Term Loan Commitment divided by the Aggregate Term Loan Commitment, as applicable; provided that after the Term Loans have been funded, Applicable Percentages shall be determined for the Term Loans by reference to the outstanding principal balance thereof as of any date of determination rather than the Term Loan Commitments therefor.

“Approved Fund” means, with respect to any Purchaser, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Purchaser or any Person described in clause (i) above and (b) is advised or managed by (i) such Purchaser, (ii) any Affiliate of such Purchaser or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Purchaser.

“Assignment” means an assignment agreement entered into by a Purchaser, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Required Purchasers, substantially in the form of Exhibit 11.1(a)-1, or in the case of a Restricted Purchaser, Exhibit 11.1(a)-2, or any other form approved by the Required Purchasers.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Required Purchasers) as the “Prime Rate” in the United States or, if The Wall Street Journal or such other publication ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Purchasers) or any similar release by the Federal Reserve Board (as determined by the Required Purchasers), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate (which rate shall not be less than 0% per annum), and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one percent (1.00%) per annum), plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any material obligation or liability, contingent or otherwise, other than a Multiemployer Plan.

“Board of Directors” shall mean, as to any Person, such Person’s board of directors if such Person is a corporation or, if such Person is not a corporation, such other body that holds powers or responsibilities that are comparable to the board of directors of a corporation (whether such body is called a board of directors or some other name), in each case including each committee thereof.

“Bona Fide Affiliate” shall mean any bona fide (a) debt fund, (b) investment vehicle, (c) regulated bank, insurance company, institutional investor or comparable entity (collectively, a “Financial Institution”) or (d) non-regulated Financial Institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities and similar extensions of credit or investments in the Ordinary Course of Business.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Purchaser or of any corporation controlling a Purchaser.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided that any change in GAAP after the Original Closing Date that would require lease obligations that would be treated as operating leases as of the Original Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Issuer and its Subsidiaries, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Original Closing Date.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Purchaser or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Closing Date Merger” means ~~April 29, 2016~~the acquisition of the Issuer and its Subsidiaries pursuant to the terms of the Closing Date Merger Agreement.

“Closing Date Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 13, 2016, by and among Holdings, as Buyer, the Issuer, KAMD Holdings, Inc., and the Company, as the same is in effect and in existence on the Original Closing Date.

“Closing Date Merger Earn-out” means the payment obligations set forth in Section 3.05 of the Closing Date Merger Agreement, as in effect on the ~~date hereof~~Original Closing Date.

“Closing Date Related Agreements” means the Closing Date Merger Agreement, the First Lien Credit Agreement and the First Lien Indebtedness Documents.

“Closing Date Related Transactions” means the transactions contemplated by the Closing Date Related Agreements.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Purchaser or Agent for the benefit of Agent, Purchasers and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent or any Purchaser.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, each Mortgage, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Purchaser or Agent for the benefit of Agent, the Purchasers and other Secured Parties now or hereafter delivered to the Purchasers or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Purchaser or Agent for the benefit of Agent, the Purchasers and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contingent Royalty Arrangements” means any royalty, payment arrangement or similar arrangement entered into by a Credit Party or any of its Subsidiaries in connection with the acquisition or development of Products (or medical technology or intellectual property used in Products) pursuant to which such Credit Party’s (or its Subsidiary’s) obligation to make such royalty payments or similar payments, as applicable, is contingent upon the sale by the Credit Parties and their Subsidiaries of such Products (or medical technology or intellectual property used in Products) and payable solely as a percentage or portion of gross or net revenues derived from the use or sale of such Products (or the use of such medical technology or intellectual property in Products sold by the Credit Parties and their Subsidiaries).

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Note Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Required Purchasers, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Controlled Investment Affiliates” means, with respect to the Sponsor, any fund or investment vehicle that (i) is organized by the Sponsor for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by the Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Conversion Date” means any date on which the Issuer converts Base Rate Loans to LIBOR Rate Loans or LIBOR Rate Loans to Base Rate Loans.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Issuer and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Custom Spine Earn-out” means any cash and stock earn-out obligations under that certain Asset Purchase Agreement, dated as of July 17, 2015, between, among others, the Company and Custom Spine, Inc., as in effect on the ~~date hereof~~ Original Closing Date (or pursuant to any amendments or modifications that are not less favorable to the Purchasers).

“Declined Amounts” means the sum of all Declined Proceeds hereunder since the Original Closing Date; provided that such Declined Proceeds shall constitute Declined Amounts only to the extent such amounts also constitute “Declined Proceeds” under the First Lien Credit Agreement.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Designated Purchaser” means, collectively, MPEH, MLKK and any Affiliate thereof, in each case so long as it is a Purchaser.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(g) and 5.2(j), and (b) the sale or transfer by the Issuer or any Subsidiary of the Issuer of any Stock or Stock Equivalent issued by any Subsidiary of the Issuer and held by such transferor Person (other than (i) a sale or transfer of the Stock or Stock Equivalents of a Subsidiary of the Issuer to the Issuer or a Domestic Subsidiary of the Issuer permitted hereunder and (ii) a sale or transfer of the Stock or Stock Equivalents of a Foreign Subsidiary of the Issuer to another Foreign Subsidiary permitted hereunder).

“Disqualified Person” means a direct competitor of the Issuer or its Subsidiaries that has been specified in writing to Agent and the Purchasers prior to the Original Closing Date. It is understood and agreed that the Issuer shall be permitted to supplement, after the Original Closing Date and in writing, the list of Disqualified Persons to add additional direct competitors of the Issuer upon reasonable written notice to each Purchaser and Agent. Such supplement shall become effective immediately upon delivery to each Purchaser and Agent and shall not apply retroactively to disqualify the transfer of an interest in any Term Loan that was effective prior to the effective date of such supplement. In no event shall a Bona Fide Affiliate be a Disqualified Person.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Purchaser thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the latest final scheduled maturity date of the Term Loans (excluding any provisions requiring redemption upon a “change of control” or similar event that results in the occurrence of the maturity date so long as such provisions expressly provide that no redemption payment may be made unless and until all Obligations have been paid in full in cash and satisfied) , (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the latest final scheduled maturity date of the Term Loans at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the latest final scheduled maturity date of the Term Loans.

“Dollars,” “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and human health and safety to the extent either may be affected by the Release of, or exposure to, Hazardous Materials, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the ~~date hereof~~Original Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of

ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which (whether held directly or indirectly) consist of (x) equity interests (including for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries (excluding for purposes of such asset determination, from both assets described in (x) and (y) and the calculation of the Domestic Subsidiary’s total assets, any Indebtedness issued by such Foreign Subsidiaries), and (y) de minimis cash and Cash Equivalents and other assets being held on a short-term temporary basis incidental to the holding of assets described in clause (x) of this definition.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a Foreign Subsidiary or an Excluded Domestic Holdco or (b) an Excluded Domestic Holdco.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of Stock or Stock Equivalents by Holdings or the Issuer to the Sponsor, a Controlled Investment Affiliate of the Sponsor or any other equityholder of Holdings or the Issuer, as applicable, as of the ~~Closing~~ Restatement Effective Date which are then contributed to the Issuer and, substantially contemporaneously with such contribution, used to finance a Permitted Acquisition or Capital Expenditures or other Investments permitted hereunder.

“Excluded Tax” means with respect to any Purchaser Party: (a) Taxes imposed on or measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Purchaser Party as a result of being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Purchaser Party under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is an assignee (other than pursuant to Section 9.22) of any other Purchaser Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b) or to the extent such Person was entitled, at the time of the change in Lending Office, to receive additional amounts under Section 10.1(b); (c) Taxes that are attributable to the failure (other than as a result of a change in any Requirement of Law) by any Purchaser Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent or the Required Purchasers, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any Purchaser, any Related Person of Agent or a Purchaser or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements and any rules or official administrative guidance implementing such intergovernmental agreements with respect thereto.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Required Purchasers in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Agent” means Antares Capital LP, as agent under the First Lien Credit Agreement for the First Lien Lenders and its successors and assigns in such capacity and any New First Lien Agent (as defined in the Intercreditor Agreement) that is deemed to be the First Lien Agent pursuant to the Intercreditor Agreement.

“First Lien Credit Agreement” means (a) prior to the Restatement Effective Date, that certain ~~First Lien~~ Credit Agreement, dated as of the Original Closing Date, by and among Holdings, the Issuer, the First Lien Lenders and the First Lien Agent and (b) on and after the Restatement Effective Date, that certain Amended and Restated Credit Agreement, dated as of the Restatement Effective Date, by and among Holdings, the Issuer, the First Lien Lenders and the First Lien Agent, in each case, as amended, amended and restated, supplemented, modified, renewed, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement.

“First Lien Indebtedness” means the Indebtedness under the First Lien Indebtedness Documents.

“First Lien Indebtedness Documents” means the First Lien Credit Agreement and the other “Note Documents”, “Secured Rate Contracts” and “Cash Management Agreements” referred to in the First Lien Credit Agreement.

“First Lien Lenders” means the financial institutions party to the First Lien Credit Agreement, as lenders, and each of their successors and permitted assigns.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 that comprise a Fiscal Year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Required Purchasers, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Holdings and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (b), (c) (to the extent undrawn), (e), (g), (h), (i) and (j) (other than with respect to clause (j), guarantees of Indebtedness of others of the type not described in clauses (c) (to the extent undrawn), (e), (g), (h) and (i) of the definition of Indebtedness) of the definition of Indebtedness).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee Regulatory Matters.

“Guarantor” means any Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Original Closing Date, in form and substance reasonably acceptable to the Required Purchasers and the Issuer, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, as reaffirmed by the Credit Parties pursuant to the Master Reaffirmation.

“Hazardous Material” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Incremental Term Loan Purchaser” means a Purchaser with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” means, at any time, the excess, if any, of (a) $10,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 1.12.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Issuer, the Required Purchasers and one or more Incremental Term Loan Purchasers.

“Incremental Term Loan Commitment” means the commitment of any Purchaser, established pursuant to Section 1.12, to make Incremental Term Loans to the Issuer.

“Incremental Term Loans” means Term Loans made by one or more Purchasers to the Issuer pursuant to Section 1.12.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earn-outs (other than accrued expenses incurred in the Ordinary Course of Business, trade payables entered into in the Ordinary Course of Business and Contingent Royalty Arrangements); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent company thereof) prior to the date that is 180 days after the final scheduled installment payment date for the Term Loans, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (and for purposes of this Agreement, if such Person is not liable for the payment of such indebtedness, the amount of Indebtedness of such Person shall be deemed to be the fair market value of such Property); and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Public Offering” means an underwritten initial public offering by the Issuer (or any parent company thereof, including Holdings) of its Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement , ~~dated as of even date herewith~~ the Original Closing Date, by and among Agent, the Credit Parties and the First Lien Agent, as amended pursuant to that certain Consent to, Reaffirmation of and First Amendment to Intercreditor Agreement, dated as of the Restatement Effective Date, and as the same may be further amended, restated and/or modified from time to time subject to the terms thereof.

“Interest Payment Date” means, (a) with respect to a LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months or more) the last day of each Interest Period applicable to such Term Loans, (b) with respect to a LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to a Base Rate Loan, the first day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Term Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Issuer in a written request for the Initial Term Loans or Incremental Term Loans or in its Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for the Term Loans shall extend beyond the last scheduled payment date therefor.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Issuer and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Issuer’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issuer” means, prior to the consummation of the Closing Date Merger, the Initial Issuer and upon the consummation of the Closing Date Merger, the Company.

“Leased Real Estate” means any leasehold or subleasehold estate and any other right to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property of any Credit Party or any Subsidiary of any Credit Party as lessee under any lease or sublease of real property, including any licenses, which involve annual rental payments in excess of $250,000.

“Lending Office” means, with respect to any Purchaser, the office or offices of such Purchaser specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Purchaser as it may from time to time notify the Issuer and the other Purchasers.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the higher of (a) one percent (1.00%) per annum and (b) the offered rate per annum (which shall not be less than 0% per annum) for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Required Purchasers, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Required Purchasers in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Term Loan that bears interest based on LIBOR (other than a Term Loan that bears interest based upon the rate determined pursuant to clause (c) of the definition of “Base Rate”).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Management Agreement” means that certain management agreement dated as of the Original Closing Date, among the Sponsor, the Issuer and certain of its Affiliates.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Reaffirmation” means that certain Master Reaffirmation Agreement dated as of the Restatement Effective Date among the Issuer, Holdings, the other Credit Parties, the Purchasers and Agent.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or condition (financial or otherwise) of any Credit Party or the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Purchasers) taken as a whole to perform in any material respect their obligations under any Note Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Note Document, or (ii) the perfection or priority of any Lien granted to the Purchasers or to Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Mortgage” means any deed of trust, mortgage, deed to secure debt, or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Issuer.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Issuer or any Affiliate of the Issuer, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition, (iv) income Taxes or Taxes on gains paid or reasonably estimated to be payable directly or substantially attributable to as a result thereof (whether imposed on a Credit Party or, if such Credit Party is treated as a pass-through or disregarded entity for federal and state income tax purposes, the applicable Tax attributable to the net income or gain realized in the Disposition), and (v) the amount of cash reserves or escrows established in connection with purchase price adjustments and retained liabilities; provided that, when such cash or escrow is released to a Credit Party or one of its Subsidiaries, the amount so released shall be deemed to be Net Proceeds hereunder at such time, and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-U.S. Purchaser Party” means each of Agent, each Purchaser, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Issuer payable to a Purchaser, in substantially the form of Exhibit 11.1(b) hereto, evidencing the Indebtedness of the Issuer to such Purchaser resulting from the Term Loan(s) made to the Issuer by such Purchaser or its predecessor(s).

“Note Documents” means this Agreement, the Notes, the Collateral Documents, the Agent Fee Letter, the Master Reaffirmation, the Intercreditor Agreement, any subordination agreement executed and delivered in favor of Agent or Purchasers, each Incremental Term Loan Assumption Agreement and all documents delivered to Agent and/or any Purchaser in connection with any of the foregoing.

“Obligations” means all Term Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Purchaser, Agent or any other Person required to be indemnified, that arises under any Note Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“OID” means, with respect to any Term Loan that is initially made at a discount or the receipt by a Purchaser making such Term Loan of any upfront fee directly or indirectly from Holdings, the Issuer or any Subsidiary for making such Term Loan, the amount of such discount or fee, expressed as a percentage.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Note Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Original Closing Date” means April 29, 2016.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Term Loan or Note Document.

“Other Pro Rata Share” means with respect to Term Loans, the percentage equivalent of the outstanding principal balance of the Other Term Loans of all Purchasers divided by the outstanding principal balance of all Term Loans of all Purchasers.

“Owned Real Estate” means the real property owned by any Credit Party or any Subsidiary of any Credit Party.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to patents and applications therefor.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party (other than Holdings) of substantially all of the assets of a Target, which assets are located in the United States, (ii) a Credit Party (other than Holdings) of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia or (iii) a Credit Party (other than Holdings) or a Subsidiary of a Credit Party of 100% of the Stock or Stock Equivalents of, or substantially all of the assets of, any Target not organized under the laws of any State in the United States or in the District of Columbia (such acquisition described in this clause (iii), a “Foreign Acquisition”), in each case, to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Incremental Term Loan, the terms set forth in Section 1.12 shall have been satisfied;

(b) the Issuer shall have notified the Purchasers of such proposed Acquisition at least fifteen (15) days prior to the consummation thereof and furnished to the Purchasers at least ten (10) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Required Purchasers, such other information and documents that the Required Purchasers may reasonably request, including, without limitation, executed counterparts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments, all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, all regulatory and third-party approvals required under the terms of the acquisition documents and, if required by the Required Purchasers, copies of environmental assessments, (2) pro forma financial statements of the Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Issuer demonstrating that (A) the Issuer shall be in compliance with the financial covenant set forth in Section 6.2 hereof and Section 6.2 of the First Lien Credit Agreement (as in effect on the Restatement Date) on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder after giving effect to the consummation of such Acquisition, and (B) the First Lien Net Leverage Ratio and the Leverage Ratio on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder (which calculation shall be based on Indebtedness as of the date of and after giving effect to such Acquisition (after giving effect to any Borrowing made in connection therewith) would be less than or equal to 3.40 to 1.00 and 4.75 to 1.00, respectively, after giving effect to the consummation of such Acquisition, and (4) for each Target that is to be acquired for consideration of $10,000,000 or more (or $5,000,000 or more, in the case of a Target that owns real estate with a fair market value of $5,000,000 or more), a due diligence report, including a quality of earnings report of such Target;

(c) the Issuer and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Issuer or any of its Subsidiaries under the acquisition documents, subject to customary “funds certain provisions” if such Acquisition is financed solely with proceeds of an Incremental Term Loan or equity issuance;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) no Event of Default shall then exist or would exist after giving effect thereto, subject to customary “funds certain provisions” if such Acquisition is financed solely with proceeds of an Incremental Term Loan and is pursuant to an agreement executed in advance of consummation of such Acquisition that does not contain include financing as a condition to the buyer’s obligations thereunder;

(f) after giving effect to such Acquisition, Availability (calculated in accordance with the First Lien Credit Agreement as in effect on the Restatement Effective Date) is not less than $5,000,000; and

(g) the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earn-outs) for (i) all

Acquisitions (including Foreign Acquisitions) consummated during (A) any Fiscal Year shall not exceed the sum of (1) $40,000,000 and (2) all Declined Amounts on or prior to the date of such Acquisition (to the extent not applied previously to a Permitted Acquisition) in the aggregate for all such Acquisitions and (B) the term of this Agreement shall not exceed the sum of (1) $70,000,000 and (2) all Declined Amounts on or prior to the date of such Acquisition in the aggregate for all such Acquisitions (to the extent not applied previously to a Permitted Acquisition) and (ii) (x) all Foreign Acquisitions consummated during the term of this Agreement shall not exceed the sum of (1) $15,000,000 and (2) all Declined Amounts on or prior to the date of such Foreign Acquisition (to the extent not applied previously to a Permitted Acquisition); provided that each such limit may be increased by the Net Issuance Proceeds of an Excluded Equity Issuance by Holdings used to finance all or a portion of such Acquisition; and

(h) any earn-out obligations incurred in connection with a Permitted Acquisition shall be reflected as Indebtedness on the Credit Parties’ consolidated balance sheet to the extent required by GAAP.

Notwithstanding anything to the contrary herein (and irrespective of whether the requirements set forth in clauses (a) through (g) above are satisfied), the acquisition under the Restatement Effective Date Merger Agreement shall be deemed to constitute a “Permitted Acquisition” for all purposes hereunder (and, for the avoidance of doubt, shall not count for purposes of the basket amounts set forth in clause (g) above).

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 5.5(c), 5.5(d) or 5.5(f) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended plus accrued interest, fees and expenses, premiums and make-whole payments related thereto, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (d) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (e) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended; it being understood and agreed that First Lien Indebtedness shall be permitted to be refinanced to the extent not prohibited by the Intercreditor Agreement.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prepayment Premium” has the meaning specified in Section 1.7(a).

“Primary Board” shall mean, at any time, the Board of Directors of the Issuer, a Subsidiary of the Issuer or a parent holding company of the Issuer which is the primary governing and managing body for the Issuer and its Subsidiaries, considered as a whole.

“Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Credit Parties or any of their Subsidiaries

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Purchaser” means any maker of a Term Loan under, and any beneficial owner of any note issued and outstanding pursuant to, the terms of this Agreement.

“Purchaser Party” means each of Agent, each Purchaser, each SPV and each participant of a Purchaser in a Term Loan.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Credit Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the specific Products of any Credit Party or any of its Subsidiaries.

“Regulatory Matters” means, collectively, activities and Products that are subject to Public Health Laws.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Purchasers” means at any time Purchasers with Applicable Percentages of more than fifty percent (50%) in the aggregate; provided that for purposes of this definition, the Term Loans held and beneficially owned by Restricted Purchasers shall be deemed not to be outstanding.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject.

“Responsible Officer” means, as to any Person, the chief executive officer or the president or vice-president of such Person or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Issuer or any other officer having substantially the same authority and responsibility.

“Restatement Effective Date” means April 13, 2017.

“Restatement Effective Date Merger” means the transaction by which the Issuer will acquire, directly or indirectly, all or substantially all of, the assets and property of Spinal Elements pursuant to the terms of the Restatement Effective Date Merger Agreement.

“Restatement Effective Date Merger Agreement” means that certain Agreement and Plan of Merger dated as of the Restatement Effective Date, as amended, restated, supplemented or otherwise modified from time to time, by and among KAMD Holdings, Inc., Borrower, Merger Sub, Spinal Elements, Jason Blain, Todd Andres and Fortis Advisors LLC.

“Restatement Effective Date Merger Documents” means all of the documents, agreements and instruments executed in connection with the Restatement Effective Merger Agreement.

“Restatement Effective Date Related Agreements” means the Restatement Effective Date Merger Documents, the First Lien Credit Agreement and the First Lien Indebtedness Documents.

“Restatement Effective Date Related Transactions” means the transactions contemplated by the Restatement Effective Date Related Agreements, including, without limitation, (a) the

Restatement Effective Date Merger and (b) the entering into on the Restatement Effective Date, by the Credit Parties into the Note Documents to which they are a party and any funding of any First Lien Indebtedness on the Restatement Effective Date.

“Restricted Purchaser” means any and each of the following: (a) the Sponsor and its Affiliates, (b) any holder of First Lien Indebtedness and its Affiliates, and (c) any holder of Subordinated Indebtedness and its Affiliates.

“Restricted Purchaser Participant” means, at any time, a Person who holds or who, upon the effectiveness of a grant of a participation in a Term Loan would hold, a participation in a Term Loan, and who would be, if such Person were a Purchaser, a Restricted Purchaser, provided that for the purposes of clause (b) of the penultimate sentence of Section 9.9(b), a Person that holds a participation in a Term Loan solely granted by a Restricted Purchaser shall not be a Restricted Purchaser Participant.

“Secured Party” means Agent, each Purchaser and each other Indemnitee.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Distributions” means each of the Closing Date Merger Earn-out, the Zavation License Obligations, the Custom Spine Earn-out and the SpineSelect Earn-out.

“Specified Event of Default” means an Event of Default under Section 7.1(a), Section 7.1(c) as a result of a failure to perform or comply with any covenant contained in Section 4.1, Section 4.2(b), Section 4.2(d), Section 4.3(a) or Article VI, Section 7.1(f) or Section 7.1(g).

“Specified Representations” means the representations and warranties set forth in the Section 3.1, Section 3.2, Section 3.3, Section 3.8, Section 3.9 (with respect to the creation, perfection and priority of liens), Section 3.13; Section 3.14, Section 3.27, Section 3.28 and Section 3.25 (with respect to the status of the Obligations as entitled to the benefits of the Intercreditor Agreement) and Section 4.2 of the Guaranty and Security Agreement.

“Spinal Elements” means Spinal Elements, Inc., a Delaware corporation.

“SpineSelect Earn-out” means any cash and stock earn-out obligations under that certain Asset Purchase Agreement, dated as of June 10, 2015, between, among others, the Company and SpineSelect, LLC, as in effect on the Original Closing Date (or pursuant to any amendments or modifications that are not less favorable to the Purchasers).

“Sponsor” means Kohlberg & Management VII, L.P.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Purchaser to the other Purchasers for purposes of this Agreement and the other Note Documents.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to the Required Purchasers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means the Issuer and its Subsidiaries.

“Term Loan” or “Term Loans” means any term loan made hereunder pursuant to Section 1.1 and Section 1.12, including, unless the context shall otherwise require, any Incremental Term Loan and any Extended Term Loan.

“Title IV Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Purchaser Party” means each of Agent, each Purchaser, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and Agent, as applicable.

“Zavation License Obligations” means the license payment obligations under that certain License Agreement, dated as of June 16, 2015, among the Company and Zavation, LLC, as in effect on the Original Closing Date (or pursuant to any amendments or modifications that are not less favorable to the Purchasers).

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Note Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Note Document shall refer to this Agreement or such other Note Document as a whole and not to any particular provision of this Agreement or such other Note Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Note Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Note Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Restatement Effective Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of the applicable Purchaser, but in no event later than the first day of the second month or quarter, as applicable, following the Restatement Effective Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to Chicago time (unless otherwise provided). If any provision of this Agreement or any other Note Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Note Document, references to agreements and other contractual instruments, including this Agreement and the other Note Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Note Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Issuer and the Required Purchasers agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” For purposes of determining pro forma compliance with any financial covenant in connection with any “incurrence” test as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date. If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or Cash Equivalents included in the determination of such leverage ratio.

11.4 Payments. The Purchasers may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by the Purchasers shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Note Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Purchasers may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

11.5 Certifications. All certificates and other statements required to be made by any officer, director or employee of each Credit Party pursuant to any Note Document are and will be made on the behalf of such Credit Party, and not in such officer’s, director’s or employee’s individual capacity.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

KAMD MERGER SUB, INC., as Initial Issuer

By:
Name:
Title:

FEIN:

Address for notices:

Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

With a copy to:

Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

[Signature Page to Second Lien Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

KAMD BUYER, INC., as Holdings

By:
Name:
Title:

FEIN: [ ]

Address for notices:

Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

With a copy to:

Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

Address for wire transfers:

Bank:
Bank Address:
Account Number:
ABA#:
Account Name:

[Signature Page to Second Lien Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CORTLAND CAPITAL MARKET SERVICES LLC,
as Agent

By:
Name:
Title:

Address for notices and payments:

Cortland Capital Market Services LLC
225 West Washington Street, 21st Floor
Chicago, Illinois 60606
Attention: Legal Department and Ryan Morick
Facsimile: (312) 376-0751
Telephone: (312) 564-5100
Email: legal@cortlandglobal.com and
ryan.morick@cortland.com

With a copy to:

Holland & Knight LLP
131 S. Dearborn St. 30th Floor
Chicago, Illinois 60603
Attention: Joshua M. Spencer
Facsimile: (312) 578-6666
Telephone: (312) 715-5709
Email: joshua.spencer@hklaw.com

[Signature Page to Second Lien Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

METLIFE PRIVATE EQUITY HOLDINGS, LLC, as
a Purchaser

By: MetLife SP Holdings, LLC, its sole member

By: Metropolitan Life Insurance Company, its sole member

By:
Name:
Title:

Address for notices, payments and lending office:

MetLife Private Equity Holdings, LLC
[Investments, Private Placements
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Director
Facsimile: (973) 355-4250]

With a copy OTHER than with respect to deliveries of financial statements to:

MetLife Private Equity Holdings, LLC
[P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Chief Counsel-Securities Investments (PRIV)
Email: sec_invest_law@metlife.com]

Wire instructions for payments:

JPMorgan Chase Bank
ABA#: 021-000-021
Account No.: [ ]
Account Name: MetLife Private Equity Holdings, LLC
Ref: Amendia, Inc.

[Signature Page to Second Lien Note Purchase Agreement]

[Signature Page to Second Lien Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

METLIFE INSURANCE K.K., as a Purchaser

By: MetLife Investment Advisors, LLC, its investment manager

By:
Name:
Title:

Address for notices, payments and lending office:

MetLife Insurance K.K.
~~[~~Investments, Private Placements
P.O. Box 1902
~~10 Park Avenue~~
One MetLife Way
~~Morristown~~Whippany, New Jersey ~~07962-1902~~07981
Attention: Director
Facsimile: (973) 355-4250~~]~~

With a copy OTHER than with respect to deliveries of financial statements to:

MetLife Insurance K.K.
[P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Chief Counsel-Securities Investments (PRIV)
Email: sec_invest_law@metlife.com]

Wire instructions for payments:

JPMorgan Chase Bank
ABA#: 021-000-021
Account No.: [ ]
Account Name: MetLife Insurance K.K.
Ref: Amendia, Inc.

[Signature Page to Second Lien Note Purchase Agreement]

[Signature Page to Second Lien Note Purchase Agreement]

ACKNOWLEDGMENT TO SECOND LIEN NOTE PURCHASE AGREEMENT AND NOTE DOCUMENTS

The undersigned, AMENDIA, INC., a Georgia corporation (the “Company”), and, after the consummation of the Closing Date Merger, successor by merger to KAMD Merger Sub, Inc., a Georgia corporation (the “Initial Issuer”), is hereby executing and delivering this acknowledgment for the purposes of evidencing, from and after the consummation of the Closing Date Merger, its assumption of the Obligations of its aforementioned predecessor under the foregoing Second Lien Note Purchase Agreement and the other Note Documents. Capitalized terms used herein without definition shall have the meanings set forth in the Second Lien Note Purchase Agreement.

The Company agrees, acknowledges and confirms for the benefit of Agent and the Purchasers, as evidenced by the signature below on its behalf, that, upon the consummation of the Closing Date Merger:

(i)    ~~(i)~~ (A) it shall be and is an Issuer under the foregoing Second Lien Note Purchase Agreement and the other Note Documents with the same force and effect as if originally named therein as an “Issuer”, the effect of which shall be, without limitation, that each reference to “Issuer”, “Issuers”, “Credit Party” and “Credit Parties” in the Second Lien Note Purchase Agreement and the other Note Documents shall be deemed to include the Company, and (B) it shall be bound by all of the terms and provisions of the Second Lien Note Purchase Agreement and the other Note Documents and hereby shall be deemed to have assumed all of the obligations, liabilities and indebtedness (including, without limitation, all Obligations) of the Initial Issuer under the Second Lien Note Purchase Agreement and the other Note Documents;

(ii)     ~~(ii)~~the undersigned, as borrower, debtor, grantor, mortgagor, pledgor, guarantor or assignor, or in any other similar capacities in which such Person grants Liens or security interests in its Property or otherwise acts as an accommodation party or guarantor, as the case may be, in any case under the Note Documents, hereby (i) ratifies and reaffirms all of its payment, performance and observance obligations and liabilities, whether contingent or otherwise, under the Note Documents, and (ii) ratifies and reaffirms its grant of security under the Collateral Documents and confirms and agrees that such Liens and security interests secure all of the Obligations;

(iii)     ~~(iii)~~the representations and warranties set forth in the Note Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, and are deemed to be remade as of such consummation of the Closing Date Merger, except to the extent that any such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

(iv)     ~~(iv)~~ from time to time, as and when reasonably requested by the any Purchaser in accordance with the Second Lien Note Purchase Agreement, the Company shall execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as such Purchaser may deem necessary in order to carry out the intent and purposes of this paragraph acknowledgment.

The undersigned agrees and acknowledges that Agent and each Purchaser are relying on the foregoing agreements, representations and warranties in entering into and performing their obligations under the Note Documents and that the foregoing shall not constitute a novation of any of the Obligations.

-Remainder of Page Intentionally Left Blank; Signature Page Follows-

[signature page follows]

The foregoing Acknowledgment to Second Lien Note Purchase Agreement and other Note Documents has been executed as of this      day of April, 2016.

AMENDIA, INC., a Georgia corporation and successor by merger to KAMD Merger Sub, Inc.

By:
Name:
Title:

[Signature Page to Second Lien Note Purchase Agreement)]

ACKNOWLEDGMENT TO SECOND LIEN NOTE PURCHASE AGREEMENT AND NOTE DOCUMENTS

The undersigned is hereby executing and delivering this acknowledgment for the purposes of evidencing, from and after the consummation of the Closing Date Merger, its Obligations under the foregoing Second Lien Note Purchase Agreement and the other Note Documents. Capitalized terms used herein without definition shall have the meanings set forth in the Second Lien Note Purchase Agreement

Each party hereto agrees, acknowledges and confirms for the benefit of the Agent and the Purchasers, as evidenced by the signature below on its behalf, that, upon the consummation of the Closing Date Merger:

(v)    ~~(i)~~ (A) it shall be and is a Credit Party under the foregoing Second Lien Note Purchase Agreement and the other Note Documents with the same force and effect as if originally named therein as a “Credit Party”, the effect of which shall be, without limitation, that each reference to “Credit Party” and “Credit Parties” in the Second Lien Note Purchase Agreement and the other Note Documents shall be deemed to include each party hereto, and (B) it shall be bound by all of the terms and provisions of the Second Lien Note Purchase Agreement and the other Note Documents and hereby shall be deemed to have assumed all of the Obligations thereunder;

(vi)    ~~(ii)~~the representations and warranties set forth in the Note Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, and are deemed to be remade as of such consummation of the Closing Date Merger, except to the extent that any such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

(vii)     ~~(iii)~~ from time to time, as and when reasonably requested by the Agent or any Purchaser in accordance with the Second Lien Note Purchase Agreement, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or such Purchaser may deem necessary in order to carry out the intent and purposes of this paragraph acknowledgment.

The undersigned agrees and acknowledges that the Agent and each Purchaser are relying on the foregoing agreements, representations and warranties in entering into and performing their obligations under the Note Documents and that the foregoing shall not constitute a novation of any of the Obligations.

-Remainder of Page Intentionally Left Blank; Signature Page Follows-

[signature page follows]

[Signature Page to Second Lien Note Purchase Agreement)]

The foregoing Acknowledgment to Credit Agreement and other Loan Documents has been executed as of this 29th day of April, 2016.

CUSTOM SPINE ACQUISITION, INC.

By:
Name:
Title:

DIRECT SPINE SOURCE, LLC

By:
Name:
Title:

OMNI ACQUISITION, INC.

By:
Name:
Title:

SPINE ASSOCIATION FOR EDUCATION, INC.

By:
Name:
Title:

SPINE SELECT ACQUISITION, INC.

By:
Name:
Title:

[Signature Page to Second Lien Note Purchase Agreement)]